                                                                     Exhibit 2.1



                                                               EXECUTION VERSION

================================================================================



                                MERGER AGREEMENT

                           DATED AS OF APRIL 21, 2004


                                      among

                        COLLEGIATE FUNDING SERVICES, LLC,


                           AFFINITY ACQUISITION CORP.,

                              MEMBERS CONNECT INC.,

                       THE MAJOR COMPANY STOCKHOLDERS and

  THOSE OTHER STOCKHOLDERS OF THE COMPANY THAT EXECUTE AND DELIVER A LETTER OF
                                  TRANSMITTAL









================================================================================

                                Table of Contents

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ARTICLE 1             THE MERGER.......................................................................        1

         Section 1.1           Closing and Effective Date of Merger....................................        1
         Section 1.2           Terms and Conditions of Merger..........................................        2
         Section 1.3           Payment for Stock; Procedures...........................................        3
         Section 1.4           Dissenting Shares.......................................................        5
         Section 1.5           No Further Transfers....................................................        6
         Section 1.6           Termination of Rights...................................................        6
         Section 1.7           No Liability............................................................        6
         Section 1.8           Appointment of Designated Representatives...............................        6
         Section 1.9           Effect of Stockholder Approval of Merger................................        8


ARTICLE 2             REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................        8

         Section 2.1           Incorporation; Authority................................................        8
         Section 2.2           Approval, Binding Effect................................................        8
         Section 2.3           Non-Contravention.......................................................        9
         Section 2.4           No Consents.............................................................        9
         Section 2.5           Subsidiaries............................................................        9
         Section 2.6           Qualification...........................................................       10
         Section 2.7           Capitalization..........................................................       10
         Section 2.8           Financial Statements....................................................       10
         Section 2.9           Absence of Certain Changes..............................................       11
         Section 2.10          Title to Assets; Material Leases; Tangible Assets.......................       12
         Section 2.11          No Undisclosed Liabilities; Indebtedness................................       13
         Section 2.12          Taxes...................................................................       13
         Section 2.13          Litigation, Etc.........................................................       14
         Section 2.14          Labor Relations.........................................................       14
         Section 2.15          Contracts...............................................................       15
         Section 2.16          Pensions and Benefits...................................................       16
         Section 2.17          Compliance with Laws, Etc...............................................       16
         Section 2.18          Insurance...............................................................       16
         Section 2.19          Bank Accounts, Signing Authority, Powers of Attorney....................       17
         Section 2.20          Proprietary Rights......................................................       17
         Section 2.21          Environmental Matters...................................................       17
         Section 2.22          Minute Books............................................................       18
         Section 2.23          Brokers.................................................................       18
         Section 2.24          Voting Requirements.....................................................       18
         Section 2.25          Representations Complete................................................       18

                                Table of Contents

                                   (continued)



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ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS AND COMPANY OPTIONHOLDERS     18

         Section 3.1           Incorporation; Authority................................................        18
         Section 3.2           Approval; Binding Effect................................................        19
         Section 3.3           Non-Contravention.......................................................        19
         Section 3.4           No Consents.............................................................        19
         Section 3.5           Title to Company Stock..................................................        19


ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUIRER....................        20

         Section 4.1           Organization and Standing of the Parent and the Acquirer................        20
         Section 4.2           Approval; Binding Effect................................................        20
         Section 4.3           Non-Contravention.......................................................        20
         Section 4.4           No Consents.............................................................        21
         Section 4.5           Brokers.................................................................        21
         Section 4.6           Solvency................................................................        21


ARTICLE 5             CERTAIN OTHER COVENANTS OF THE PARTIES...........................................        21

         Section 5.1           Further Assurances......................................................        21
         Section 5.2           Announcements...........................................................        21
         Section 5.3           Notice of Merger and Appraisal Rights...................................        22
         Section 5.4           Directors' and Officers' Indemnification................................        22
         Section 5.5           Treatment of Employees..................................................        23
         Section 5.6           Dispute Resolution......................................................        24
         Section 5.7           Non-Solicitation........................................................        24
         Section 5.8           Resignation of Directors and Officers...................................        25


ARTICLE 6             CONDITIONS PRECEDENT TO PARENT'S AND ACQUIRER'S OBLIGATIONS......................        25

         Section 6.1           Accuracy of Representations and Warranties by the Company...............        25
         Section 6.2           Compliance by the Company...............................................        25
         Section 6.3           Delivery of Certificate of Merger.......................................        25

                                Table of Contents

                                   (continued)



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         Section 6.4           No Pending Litigation...................................................        25
         Section 6.5           Resignations of Directors and Officers..................................        26
         Section 6.6           Resolutions Adopted by the Company......................................        26
         Section 6.7           Certificates of Good Standing...........................................        26
         Section 6.8           Senior Management.......................................................        26
         Section 6.9           Consents and Approvals..................................................        26
         Section 6.10          Loan Agreement..........................................................        26
         Section 6.11          Legal Opinion...........................................................        26


ARTICLE 7             CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS....................................        26

         Section 7.1           Accuracy of Representations and Warranties by the Parent and the Acquirer       27
         Section 7.2           Compliance by the Parent and the Acquirer...............................        27
         Section 7.3           Consents and Approvals..................................................        27
         Section 7.4           Delivery of Certificate of Merger.......................................        27
         Section 7.5           No Pending Litigation...................................................        27
         Section 7.6           Delivery of Closing Amount;  Setting Aside of Closing Amount............        27
         Section 7.7           Resolutions Adopted by the Parent and the Acquirer......................        27
         Section 7.8           Certificate of Good Standing............................................        28
         Section 7.9           Senior Management.......................................................        28


ARTICLE 8             INDEMNIFICATION..................................................................        28

         Section 8.1           Indemnity by Company Stockholders and Company Optionholders.............        28
         Section 8.2           Claims..................................................................        28
         Section 8.3           Method and Manner of Paying Claims......................................        30
         Section 8.4           Limitations on Indemnification..........................................        30


ARTICLE 9             DEFINITIONS......................................................................        31

         Section 9.1           Glossary of Defined Terms...............................................        31
         Section 9.2           Defined Terms...........................................................        32


ARTICLE 10            MISCELLANEOUS PROVISIONS.........................................................        35


                                Table of Contents

                                   (continued)



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Section 10.1     Amendments...............................................   35
Section 10.2     Expenses.................................................   35
Section 10.3     Notices..................................................   36
Section 10.4     Assignment and Benefits of Agreement.....................   37
Section 10.5     Entire Agreement.........................................   37
Section 10.6     Disclosure in Schedules..................................   37
Section 10.7     Severability.............................................   38
Section 10.8     Governing Law............................................   38
Section 10.9     Jurisdiction and Venue...................................   38
Section 10.10    Section Headings; Singular and Plural, Etc...............   38
Section 10.11    No Strict Construction...................................   38
Section 10.12    Counterparts.............................................   38
Section 10.13    Specific Performance.....................................   39


                             EXHIBITS AND SCHEDULES

         EXHIBITS

Exhibit A ................  Form of Required Documentation
Exhibit B ................  Form of Fees Employment Agreement
Exhibit C ................  Form of Carroll Consulting Agreement
Exhibit D ................  Form of Bingham McCutchen LLP Legal Opinion
Exhibit E ................  Form of FIRPTA Certification
Exhibit F ................  Form of Certificate of Merger
Exhibit G ................  Option Closing Amounts

SCHEDULES

Schedule 1.2(h) ..........  Board of Directors of the Surviving Corporation
Schedule 1.2(i) ..........  Officers of the Surviving Corporation
Schedule 2.3 .............  Non-Contravention
Schedule 2.4 .............  No Consents
Schedule 2.5 .............  Subsidiaries
Schedule 2.7 .............  Capitalization
Schedule 2.8 .............  Financial Statements
Schedule 2.9 .............  Absence of Certain Changes
Schedule 2.10(a) and (d) .  Title to Assets; Material Leases; Tangible Assets
Schedule 2.12 ............  No Undisclosed Liabilities; Indebtedness
Schedule 2.13 ............  Taxes
Schedule 2.14 ............  Litigation
Schedule 2.16 ............  Material Contracts
Schedule 2.17 ............  Pensions and Benefits
Schedule 2.18 ............  Compliance with Laws, Etc.
Schedule 2.19 ............  Insurance
Schedule 2.20 ............  Bank Accounts, Signing Authority, Powers of Attorney
Schedule 2.21 ............  Proprietary Rights
Schedule 2.23 ............  Customers
Schedule 4.4 .............  No Consents
Schedule 5.5 .............  Treatment of Employees
Schedule 6.10 ............  Consents and Approvals
Schedule 7.3 .............  Consents and Approvals


     Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Collegiate Funding Services Inc. hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any omitted schedules and exhibits upon request therefor by the Securities and Exchange Commission.

                                MERGER AGREEMENT

      This MERGER AGREEMENT, dated as of April 21, 2004 (this "Agreement"), is among (i) Collegiate Funding Services, LLC, a Virginia limited liability company (the "Parent"), (ii) Affinity Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Acquirer"), (iii) Members Connect Inc., a Delaware corporation, d/b/a Youth Media & Marketing Networks (the "Company"), (iv) the Major Company Stockholders and (v) those other stockholders of the Company that execute and deliver a Letter of Transmittal acknowledging their agreement to certain provisions hereof.

                                    RECITALS

      WHEREAS, the Company has authorized capital stock consisting of (i) 17,000,000 shares of Common Stock, par value $0.0001 per share ("Company Common Stock"), and (ii) 8,900,000 shares of Series AA Preferred Stock, par value $0.01 per share ("Company Preferred Stock");

      WHEREAS, the Company has outstanding options to purchase shares of Company Common Stock ("Company Options"), all of which have been granted under the Second Amended and Restated Members Connect Inc. 1999 Stock Incentive Plan, as amended (the "Stock Incentive Plan");

      WHEREAS, the Acquirer has an authorized capital of 100 shares of common stock, par value $0.01 per share, all of which shares are issued and outstanding and held by the Parent; and

      WHEREAS, the boards of directors or the board of managers, as applicable, of each of the Parent, the Acquirer, and the Company believe that the merger of the Acquirer with and into the Company would be advantageous and beneficial to their respective corporations or limited liability companies, as applicable, and stockholders or equity holders, as applicable; and

      WHEREAS, the Board of Directors of the Company has, at a meeting duly called and held prior to the execution of this agreement (or through action by effective written consent pursuant to the applicable provisions of the DGCL),
(i) approved and declared advisable this Agreement and each other agreement to be entered into by the Company in connection herewith, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the holders of Company Common Stock and Company Preferred Stock, (iii) resolved to recommend the approval and adoption of this Agreement to the Company Stockholders and (iv) directed that this Agreement be submitted to the Company Stockholders for their approval and adoption.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree that the Acquirer shall be merged with and into the Company, and the Company shall continue as the surviving corporation, in accordance with the laws of the State of Delaware, and upon the terms and subject to the conditions set forth in this Agreement (the "Merger").

                                   ARTICLE 1

                                   THE MERGER

      SECTION 1.1 CLOSING AND EFFECTIVE DATE OF MERGER. Subject to and upon the terms and conditions set forth in this Agreement, the closing of the transactions contemplated under this Agreement (the "Closing") will be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on April 21, 2004, or such other date as may be agreed upon among the parties hereto (the "Closing Date"). Subject to the satisfaction or waiver of those conditions set forth in Articles 6 and 7 hereof, on the Closing Date, the Company and the Acquirer shall cause to be definitively executed and delivered to each other a Certificate of Merger, and cause such document to be filed with the Secretary of State of the State of Delaware in order to cause the Merger to become effective under, and in accordance with, the laws of the State of Delaware and this Agreement. The Merger shall become effective on the date and at the time of filing of the Certificate of Merger with the Secretary of State for the State of Delaware, or at such other time as shall be agreed upon by the Company and the Acquirer and as shall be set forth in the Certificate of Merger (the "Effective Time"). The date on which the Effective Time occurs shall be referred to herein as the "Effective Date." For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time.

      SECTION 1.2 TERMS AND CONDITIONS OF MERGER. At the Effective Time, pursuant to this Agreement and the Certificate of Merger, automatically and without further action:

            (a) The Acquirer shall be merged with and into the Company and the separate existence of the Acquirer shall cease.

            (b) The Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

            (c) The effect of the Merger will be as provided in the applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL").

            (d) All of the estate, properties, rights, privileges, powers and franchises of the Company and the Acquirer and all of their property, real, personal and mixed, and all debts due on whatever account to either of the Company or the Acquirer shall vest in the Surviving Corporation, without further act or deed, except as contemplated by this Agreement.

            (e) The Surviving Corporation shall be responsible for all of the liabilities and obligations of each of the Company and the Acquirer and the liabilities of the Company and the Acquirer shall not be affected nor shall the rights of creditors thereof or of any Persons dealing with the Company or the Acquirer be impaired.

            (f) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be the same as the Certificate of Incorporation of the Acquirer immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

            (g) The By-Laws of the Surviving Corporation shall be the same as the By-Laws of the Acquirer immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

            (h) From and after the Effective Time, the board of directors of the Surviving Corporation will consist of the individuals set forth on Schedule 1.2(h). Each such director will hold office, subject to the applicable provisions of the Certificate of Incorporation and the By-Laws of the Surviving Corporation, until the next annual meeting of stockholders of the Surviving Corporation and until its successor shall be duly elected or appointed and shall duly qualify. If, at or after the Effective Time, a vacancy shall exist in the board of directors by reason of death or inability to act, or for any other reason, such vacancy may be filled in the manner provided in the By-Laws of the Surviving Corporation.

            (i) From and after the Effective Time, the individuals set forth on
Schedule 1.2(i) shall be the officers of the Surviving Corporation and shall act as such and hold the offices set forth opposite their names until their respective successors are duly elected or appointed and qualified. If, at or after the Effective Time, a vacancy shall exist in any of the offices of the Surviving Corporation by reason of death or inability to act, or for any other reason, such vacancy may be filled in the manner provided in the By-Laws of the Surviving Corporation.

            (j) Each issued and outstanding share of the capital stock of the Acquirer shall be converted into and represent the right to receive one (1) share of common stock, par value $.0001 per share, of the Surviving Corporation, whereupon the Parent shall own all of the issued and outstanding capital stock of the Surviving Corporation.

            (k) Each share of Company Stock issued and outstanding immediately prior to the Effective Time shall become, and be converted into, the right to receive an amount in cash equal to, and each Company Stockholder shall be entitled to receive, subject to the execution and delivery of the Required Documentation (as defined below) by such Company Stockholder, (i) in the case of Company Common Stock, $2.2548 per share (the "Common Per Share Closing Amount"), and (ii) in the case of Company Preferred Stock, $2.5593 per share. Notwithstanding the foregoing provisions of this Section 1.2(k), the Parent shall have the right to deposit into escrow pursuant to Section 1.3(b) hereof a portion of the consideration that each Company Stockholder would otherwise be entitled to receive pursuant to the foregoing provisions of this
Section 1.2(k), such portion being equal to such Company Stockholder's pro rata portion of the Escrow Amount. Each Company Stockholder's pro rata portion shall be determined by dividing (calculating the resulting quotient to the fourth decimal place) (1) the total number of shares of Company Stock held by such Company Stockholder, by (2) the total number of shares of Company Stock held by all Company Stockholders. In addition, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall also become, and be converted into, the right to receive, and each Company Stockholder shall be entitled to receive, subject to all of the provisions of Section 1.4 hereof, a portion of any additional amounts that Parent may be required to pay pursuant to
Section 1.4 hereof, such portion to be determined in accordance with the provisions of Section 1.4 hereof.

            (l) The Company shall have taken all necessary action, including obtaining the consent of any holder of a Company Option and the adoption of resolutions by the board of directors of the Company, if necessary, to (i) terminate, as of the Effective Time, the Stock Incentive Plan and any other plan or program under which equity-based rights of the Company have been granted and
(ii) cancel, as of the Effective Time, each Company Option that is outstanding and unexercised, whether vested (including Company Options that become vested as a result of any acceleration of the vesting schedule of such Company Options that is effected by the board of directors of the Company or any committee thereof prior to the Closing) or unvested (in each case of (i) or (ii) above, without the creation of additional liability to the Company or any of its Subsidiaries). In consideration of the cancellation of all of such vested Company Options (each an "Eligible Company Option"), the holders of such Eligible Company Options (each a "Company Optionholder") will have the right to receive, at the Effective Time or as soon as practicable thereafter, for all of such Eligible Company Options, a payment in cash equal to the applicable Option Closing Amount for each of such Company Optionholders, subject to any applicable withholding pursuant to Section 1.3(d) hereof, and a portion of any additional amounts that Parent may be required to pay pursuant to Section 1.4 hereof, such portion to be determined in accordance with the provisions of Section 1.4 hereof and to be subject to any applicable withholding pursuant to Section 1.3(d) hereof. All unvested Company Options will be terminated without consideration as permitted by Section 12.3(a) of the Stock Incentive Plan. Each Company Optionholder shall execute and deliver certain documentation providing for, among other things, (1) such Company Optionholder's confirmation regarding the number of shares of Company Common Stock subject to any and all Eligible Company Options held by such Company Optionholder, (2) such Company Optionholder's release of claims against the Company, Parent, and each of their respective equityholders, present or former Affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, partners and agents from claims under the Stock Incentive Plan, any individual stock option agreement, and any other claim relating to the Company's grant to the Company Optionholders of any equity-based compensation award, and (3) such Company Optionholder's agreement to be bound by those provisions of this Agreement that, by their own terms, are applicable to the Company Optionholders, including, without limitation, the provisions of this Section 1.2(l), Section 1.3 and Section 1.4 hereof.

            (m) Each share of Company Stock held as treasury stock by the Company shall be cancelled and retired, and shall cease to exist, and no payment shall be made with respect thereto.

      SECTION 1.3 PAYMENT FOR STOCK AND OPTIONS; PROCEDURES.

            (a) At the Closing, the Parent shall pay to (i) each Company Stockholder who has delivered on or prior to the Closing Date the Letter of Transmittal and any other appropriate documentation (including the delivery of Certificates) as further described in Section 1.3(c) below (the "Required Documentation") and (ii) each Company Optionholder who has executed and delivered on or prior to the Closing Date the documentation required under
Section 1.2(l) hereof, an amount equal to the amount which such Company Stockholder or Company Optionholder, as the case may be, is entitled pursuant to
Section 1.2(k) or Section 1.2(l) hereof, and after the Closing, either the Parent or the Paying Agent shall pay to each Company Stockholder (subject to any applicable withholding pursuant to the provisions of Section 1.3(d) below) who delivers the Required Documentation an amount equal to the portion of the Closing Amount to which such Company Stockholder is entitled pursuant to Section 1.2(k) hereof, and shall pay, subject to any applicable withholding pursuant to the provisions of Section 1.3(d) below, to each Company Optionholder who delivers the documentation required under Section 1.2(l) hereof an amount equal to the applicable Option Closing Amount to which such Company Optionholder is entitled pursuant to Section 1.2(l) hereof. The payment and distribution by the Parent of the Closing Amount at the Closing, and the payment and distribution of all other portions of the Closing Amount after the Closing by the Parent or the Paying Agent, shall be effected pursuant to, and in accordance with, the provisions of this Section 1.3.

            (b) At the Closing, the Parent shall deliver to the Escrow Agent the initial Escrow Amount, which initial Escrow Amount shall be held in an escrow account pursuant to the terms of the Escrow Agreement. The Escrow Agreement shall provide that the initial Escrow Amount shall be released from escrow in accordance with the timetable contemplated in the definition of Escrow Amount. Parent shall pay 50% of the costs and expenses of the Escrow Agent, with the remaining 50% to be paid out of the Escrow Amount, in accordance with the terms of the Escrow Agreement. Each of Parent and the Designated Representatives hereby agree to instruct the Escrow Agent to pay out of the Escrow Amount the payment required by the immediately preceding sentence.

            (c) The Parent and the Company have previously agreed upon forms of
(i) a notice and letter of transmittal (which shall specify that delivery of the Certificate or Certificates held by a Company Stockholder shall be effected, and risk of loss and title to such Certificate or Certificates shall pass, only upon proper delivery of such Certificate or Certificates to the Parent or the Paying Agent, as the case may be, and shall provide for waiver of appraisal rights and the agreement of such Company Stockholder to be bound by certain provisions hereof) and (ii) instructions for use in effecting the surrender of such Certificate or Certificates, in each case, that the Parent and/or the Paying Agent will require in order for the Company Stockholders to obtain payment in respect of shares of Company Stock. The Company will distribute the foregoing described materials (in the forms attached hereto as Exhibit A) to the Company Stockholders prior to or promptly after the Closing. Each Certificate surrendered shall be duly endorsed or otherwise accompanied by a stock power or other instrument of transfer, in either case in form reasonably satisfactory to the Paying Agent or the Parent. Each Company Stockholder that is the registered holder of a Certificate, upon surrender of such Certificate (together with any other required documents) together with the transmittal letters to the Parent or the Paying Agent, shall in each case be entitled to receive from the Parent at Closing (provided that the Required Documentation is submitted at least one (1) Business Day prior to the Closing), and from either the Parent or the Paying Agent after the Closing, payment of the amount to which such Company Stockholder is entitled pursuant to Section 1.2(k) hereof. Each Certificate that is surrendered pursuant to this Section 1.3(c) shall forthwith be canceled. The Parent shall be present at the Closing to accept delivery of Certificates surrendered with all properly completed transmittal materials at the Closing; and the Parent shall continue to do so, or shall cause the Paying Agent to continue doing so, after the Closing.

            (d) Parent or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any Company Stockholder or Company Optionholder such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Parent or the Paying Agent with respect to payments for the Company Stock or Eligible Company Options, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Company Stockholder or Company Optionholder in respect of whom such deduction and withholding were made by Parent or the Paying Agent. Parent shall be obligated to report and/or pay any amounts withheld pursuant to this
Section 1.3(d) to the appropriate Governmental Entity, if and as required by applicable law.

            (e) In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of an affidavit as to such loss, theft or destruction and to the ownership of such Certificate by the Company Stockholder claiming such Certificate to be lost, stolen or destroyed, the receipt by the Parent or the Paying Agent of appropriate and customary indemnification, and the receipt by the Parent or the Paying Agent of any other required documents (in each case, as reasonably satisfactory to the Parent or the Paying Agent, as the case may
be), the Parent at the Closing, and either the Parent or the Paying Agent after the Closing, will pay and distribute to such Company Stockholder the portion of the Closing Amount to which such Company Stockholder is entitled pursuant to
Section 1.2(k) hereof in respect of the number of shares of Company Stock represented by such lost, stolen or destroyed Certificate. Except to the extent that the foregoing documentation is not reasonably satisfactory to Parent or the Paying Agent, as the case may be, in no event shall any Company Stockholder be required to post a bond or provide any other form of security in connection with any lost, stolen or destroyed Certificate.

            (f) Notwithstanding anything in this Agreement to the contrary, in the event that, prior to or after the Effective Time, any Person transfers or attempts to transfer all of its beneficial ownership and interest of and in any shares of Company Stock to another Person who does not constitute a Company Stockholder, then any payment in respect of such shares of Company Stock shall be paid only to the Person who constitutes the Company Stockholder of such shares and not to the Person who may have received such shares.

            (g) If any stockholders of the Company exercise, perfect and/or reserve their appraisal or dissenters rights pursuant to, and in accordance with, the DGCL and if such stockholders or any of them do not withdraw such stockholders' or stockholder's demand for appraisal prior to the expiration of the period of time during which such stockholders or stockholder are permitted to effect such withdrawal under the DGCL, then immediately after the expiration of such period of time, the Paying Agent shall deliver to the Parent, and/or the Parent shall retain, the amount by which the Closing Amount exceeds the sum of the portion of the Closing Amount to which all of the Company Stockholders and Company Optionholders are entitled pursuant to Section 1.2(k) and Section 1.2(l) hereof.

      SECTION 1.4 PURCHASE PRICE ADJUSTMENT

            (a) As soon as practicable but in no event later than 60 days after the Closing, the Parent shall prepare or cause to be prepared, and shall deliver to the Designated Representatives, (i) a balance sheet (the "Closing Date Balance Sheet") that fairly presents in all material respects the consolidated financial position of the Company as of the Closing Date, and (ii) a certificate setting forth the amount of each of the Working Capital and the Net Book Value as of the Closing Date and the calculation of each in reasonable detail based on the figures set forth in the Closing Date Balance Sheet (the "Certificate"). Subject to the provisions of the next sentence, the Closing Date Balance Sheet shall be prepared in accordance with GAAP (subject to normal year-end adjustments and lack of footnotes and subject to the exceptions noted by the Company in Schedule 2.8 attached hereto) applied on a consistent basis in accordance with the Company's past practices. It is expressly understood and agreed that, to the extent that the Company has followed certain accounting practices in the preparation of the Balance Sheet that are not consistent with GAAP and that such practices are disclosed in Schedule 2.8 attached hereto, the Closing Date Balance Sheet shall be prepared using such accounting practices even if not consistent with GAAP.

            (b) The Closing Date Balance Sheet and the Certificate shall be reviewed by the Designated Representatives and/or their accountants. In connection with such review, the Parent shall, or shall cause its accountants to, provide the Designated Representatives and their accountants with all relevant information and data, including work papers used in the preparation of the Closing Date Balance Sheet and the Certificate as the Designated Representatives shall reasonably request.

            (c) The Designated Representatives may dispute any amounts reflected on the Closing Date Balance Sheet or the calculation of the Working Capital or the Net Book Value, but only on the basis of their good-faith belief that the amounts reflected on the Closing Date Balance Sheet were not arrived at in accordance with this Agreement or resulted from a mistake of fact or other inaccuracy; provided, however, that the Designated Representatives shall have notified the Company in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days of the Parent's delivery of the deliverables specified in Section 1.4(a) above to the Designated Representatives. If the Parent and the Designated Representatives are unable to reach a resolution to the dispute within twenty (20) days after the Designated Representatives' notification to the Parent of the dispute, the Parent and the Designated Representatives shall submit the items then remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to them (the "Independent Accounting Firm"), which shall, within thirty (30) days after such submission, determine and report to the Parent and the Designated Representatives upon such remaining disputed items, and such report shall be final and binding on the parties absent manifest error. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Parent and the Company Stockholders in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. The portion of the fees and disbursements of the Independent Accounting Firm allocated to the Company Stockholders shall be paid out of the Escrow Amount. Each of Parent and the Designated Representatives hereby agree to instruct the Escrow Agent to pay out of the Escrow Amount the payment required by the immediately preceding sentence.

            (d) The Closing Date Balance Sheet and the Certificate shall be deemed to be the "Final Closing Date Balance Sheet" and the "Final Certificate," respectively upon the earlier of (i) the failure of the Designated Representatives to notify the Parent of a dispute within thirty (30) days of the Parent's delivery of the Closing Date Balance Sheet and the Certificate to the Designated Representatives, (ii) the resolution of all disputes pursuant to
Section 1.4(c) above by the Parent and the Designated Representatives and (iii) the resolution of all disputes pursuant to Section 1.4(c) above by the Independent Accounting Firm.

            (e) Within 10 days after the determination of the Final Closing Date Balance Sheet and the Final Certificate, (1) in the event that the Working Capital as set forth on the Final Certificate (the "Final Working Capital") exceeds $833,000.00, Parent or Paying Agent shall deliver to the Company Stockholders and Company Optionholders their respective Pro Rata Portion (as defined below) of the amount by which the Final Working Capital exceeds $833,000.00, or (2) in the event that the Final Working Capital is less than $833,000.00, Parent shall be entitled to withdraw the amount by which $833,000.00 exceeds the Final Working Capital in immediately available funds out of the Escrow Amount in accordance with the Escrow Agreement. For purposes of this Section 1.4(e) and Section 1.4(f), "Pro Rata Portion" shall mean the quotient obtained by dividing the portion of the Closing Amount that a Company Stockholder or a Company

Optionholder, as the case may be, is entitled to receive pursuant to Section 1.2(k) (without giving effect to any amounts deposited in escrow) and Section 1.2(l), respectively, by the Closing Amount.

            (f) Within 10 days after the determination of the Final Closing Date Balance Sheet and the Final Certificate, (1) in the event that the Net Book Value as set forth on the Final Certificate (the "Final Net Book Value") exceeds $915,000.00, Parent or Paying Agent shall deliver to the Company Stockholders and the Company Optionholders their respective Pro Rata Portion of the amount by which the Final Net Book Value exceeds $915,000.00, but only to the extent, if any, by which Final Working Capital exceeds $833,000.00, or (2) in the event that the Final Net Book Value is less than $915,000.00, Parent shall be entitled to withdraw the amount by which $915,000.00 exceeds the Final Net Book Value in immediately available funds out of the Escrow Amount in accordance with the Escrow Agreement.

      SECTION 1.5 DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, with respect to any shares of Company Stock held by stockholders of the Company who have exercised and perfected and/or reserved their appraisal or dissenters rights (the "Dissenting Shares") in accordance with the DGCL, such Dissenting Shares shall not be converted into or represent the right to receive the consideration payable pursuant to this Agreement upon consummation of the Merger, but, instead, the holders of Dissenting Shares shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and to the extent that any such holder of Dissenting Shares shall have irrevocably forfeited its right to appraisal under Section 262 of the DGCL or irrevocably withdrawn its demand for appraisal. If any such holder of Dissenting Shares has so irrevocably forfeited or withdrawn its right to appraisal of Dissenting Shares, then, as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration payable in respect of such shares pursuant to this Agreement, which payments shall be made pursuant to the terms of this Agreement, and the Parent and the Acquirer shall set aside such amounts as needed to make such payments.

      SECTION 1.6 NO FURTHER TRANSFERS. After the Effective Time, there shall be no further registration of transfer on the stock transfer books of the Company of any shares of Company Stock. If, after the Effective Time, any Certificate is presented (for transfer or otherwise) to the Surviving Corporation, such Certificate shall be canceled and, subject to Section 1.2(k) and the procedures provided for in Section 1.3 hereof, payment shall be made of the consideration provided for in this Agreement in respect of the number of shares of Company Stock represented by such Certificate.

      SECTION 1.7 TERMINATION OF RIGHTS. After the Effective Time, (a) holders of Company Stock will cease to be, and will have no rights as, stockholders of the Company, and such holders' rights will consist only of (i) in the case of shares other than Dissenting Shares, the right to receive the consideration provided for in this Agreement in respect of such shares, and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under the applicable provisions of the DGCL, and (b) holders of Eligible Company Options shall be entitled to receive only the consideration provided for in this Agreement in respect of such Eligible Company Options. Until surrendered for cancellation in accordance with the provisions of this
Article 1, each stock certificate representing shares of Company Stock, or the right to receive shares of Company Stock, shall, from and after the Effective Time, represent (A) in the case of shares other than Dissenting Shares, the right to receive the consideration provided for in this Agreement in respect of such shares and (B) in the case of Dissenting Shares, the rights afforded to the holders thereof under the applicable provisions of the DGCL.

      SECTION 1.8 NO LIABILITY. Notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      SECTION 1.9 APPOINTMENT OF DESIGNATED REPRESENTATIVES.

            (a) In order to efficiently administer the transactions contemplated hereby for the benefit of all of the Company Stockholders, including the resolution of disputes set forth in Section 5.6 and the indemnification provisions set forth in Article 8, the Company hereby designates for and on behalf of the Company and the Company Stockholders each of Craig Carroll, Carl Novotny and Gordon Penman, collectively and acting by a majority, as the "Designated Representatives". In connection with such designation, the Company hereby agrees for and on behalf of the Company and the Company Stockholders that:

                  (i) the Parent and the Paying Agent shall be able to rely
            conclusively on the instructions and decisions of the Designated Representatives as to the settlement of any claims against the Escrow Amount pursuant to the Escrow Agreement, or as to any actions required or permitted to be taken by the Designated Representatives hereunder or under the Escrow Agreement, and no party hereunder shall have any cause of action against the Parent, the Paying Agent or the Escrow Agent to the extent the Parent, the Paying Agent or the Escrow Agent, respectively, has relied upon the instructions or decisions of the Designated Representatives;

                  (ii) all actions, decisions and instructions of the Designated
            Representatives shall be conclusive and binding upon the Company and all of the Company Stockholders, and none of the Company nor any Company Stockholder shall have any cause of action against the Designated Representatives for any action taken, decision made or instruction given by the Designated Representatives under this Agreement or the Escrow Agreement (or for any failure to take such action, make such decision or give such instruction), except for fraud or willful misconduct by the Designated Representatives; and that such Company Stockholders, severally and not jointly, shall indemnify each Designated Representative for any and all claims, liabilities, losses, damages, costs and expenses which such Designated Representative shall suffer and which relate to or arise, directly or indirectly, out of any action taken by him in his capacity as a Designated Representative in accordance with the terms of this Agreement or the Escrow Agreement and which are asserted by any other Company Stockholder against such Designated Representative in accordance with the terms of this Agreement or the Escrow Agreement;

                  (iii) the provisions of this Section 1.9 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that the Company or any Company Stockholder may have in connection with the transactions contemplated by this Agreement;

                  (iv) remedies available at law for any breach of the
            provisions of this Section 1.9 are inadequate; therefore, the Parent, the Acquirer and/or the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if the Parent, the Acquirer and/or the Surviving Corporation brings an action to enforce the provisions of this Section 1.9; and

                  (v) the provisions of this Section 1.9 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Company Stockholder, and any references in this Agreement to a Company Stockholder shall mean and include the successors to such Company Stockholder's rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

            (b) The Company for and on behalf of the Company and the Company Stockholders hereby authorizes the Designated Representatives to take any and all action as is contemplated to be taken by or on behalf of the Company or the Company Stockholders, and to assert the Company's or the Company Stockholders' rights granted, pursuant to the terms of this Agreement and the Escrow Agreement.

            (c) In the event that any of Craig Carroll, Carl Novotny or Gordon Penman (or any of their substitutes as Designated Representative) dies, becomes unable to perform his responsibilities hereunder or resigns from such position, then Edward J. Stewart (or his substitute) shall fill such vacancy and shall be deemed to be a Designated Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

            (d) Any of the Designated Representatives may be replaced, and any vacancy that results for any reason in the office of any of the Designated Representatives may be filled, by those Company Stockholders having a majority in interest of the Closing Amount upon not less than ten (10) days' prior written notice to Parent. No bond or other form of security shall be required of the Designated Representatives, and the Designated Representatives shall receive no compensation for services rendered. For all purposes of this Agreement other than with respect to Claims made pursuant to Section

8.1(b), notices and communications to or from the Designated Representatives shall constitute notice to or from each of the Company Stockholders.

                                   ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to the Parent and the Acquirer as set forth below:

      SECTION 2.1 INCORPORATION; AUTHORITY. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. The Company has delivered to the Parent complete and correct copies of the certificate of incorporation and by-laws, and all amendments thereto, of each of the Company and its Subsidiaries.

      SECTION 2.2 APPROVAL, BINDING EFFECT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its agreements and obligations under, and to consummate the transactions contemplated by, this Agreement. This Agreement and the transactions contemplated hereby have been duly authorized by the board of directors of the Company and the Company Stockholders and no other corporate approvals on the part of the Company, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such validity, binding effect or enforceability may be limited by bankruptcy, insolvency and similar laws affecting creditor's rights generally or equitable principles relating to the availability of remedies.

      SECTION 2.3 NON-CONTRAVENTION. Except as set forth on Schedule 2.3, the execution and delivery of this Agreement, the performance and compliance by the Company with the terms hereof and the consummation of all transactions, including the Merger, contemplated hereby will not conflict with, result in a breach or violation of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to any Encumbrance, right of termination, cancellation, acceleration, vesting or modification of any right or obligation or loss of any benefit under: (a) any provision of the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries; (b) any statute, rule, regulation, order, law, ordinance or restriction applicable to the Company or any of its Subsidiaries or their respective properties or assets;
(c) any judgment, order, writ, injunction or decree of any court or judicial or quasi-judicial tribunal applicable to the Company or any of its Subsidiaries or their respective properties or assets; or (d) any contract, commitment, lease, license, agreement, mortgage, note, bond, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound, in each of cases

(b), (c) and (d) above, except to the extent any such breach, violation, creation of Encumbrance, acceleration, vesting or modification does not, and could not reasonably be expected to interfere in any material respect with the operation of the Company's business as currently conducted.

      SECTION 2.4 NO CONSENTS. Except as set forth on Schedule 2.4, no consent, notice, approval, waiver, license or other authorization or action by or filing, registration or qualification with any Governmental Entity or any other Person (including any party to any agreement with the Company or any of its Subsidiaries) is required in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby, or the performance by the Company of its obligations hereunder.

      SECTION 2.5 SUBSIDIARIES. Except as set forth on Schedule 2.5, the Company does not have any Subsidiaries and does not own or hold of record or beneficially, and is not obligated to acquire, any equity or ownership interest in any other Person. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is directly owned beneficially and of record by the Company, is duly authorized, validly issued, fully paid, nonassessable and free and clear of any preemptive rights (other than such rights as may be held by the Company) or Encumbrances. Schedule 2.5 sets forth the name of each Subsidiary, its jurisdiction of incorporation, its outstanding capital stock, and the number of shares held by the Company, directly or indirectly, and the number of shares held by any other Person.

      SECTION 2.6 QUALIFICATION. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its operations or properties requires such a qualification, except for where the failure to so qualify, does not, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 2.7 CAPITALIZATION.

            (a) The authorized capital stock of the Company consists solely of
(i) 17,000,000 shares of Company Common Stock, 5,437,192 shares of which are issued and outstanding on the date hereof, and (ii) 8,900,000 shares of Company Preferred Stock, 8,739,618 shares of which are issued and outstanding on the date hereof. All such outstanding shares of capital stock of the Company are owned of record as of the date hereof by the stockholders set forth on Schedule 2.7, and are duly authorized, validly issued, fully paid, nonassessable and free and clear of any preemptive rights or Encumbrances. Immediately prior to the Effective Time, the Company has in the aggregate outstanding options to purchase 844,636 shares of Company Common Stock, of which options to purchase 392,133 shares of Company Common Stock will be, as of the Effective Time, Eligible Company Options, the holders of which are entitled to receive payment of the applicable Option Closing Amount pursuant to Section 1.2(l) hereof. Schedule 2.7 sets forth the name of the Company Optionholder, the exercise price, the grant date and vesting schedule for each of the Company Options. Except as set forth on Schedule 2.7, the Company has not taken any action to accelerate the vesting with respect to any outstanding options to purchase shares of Company Common Stock.

            (b) Except as set forth on Schedule 2.7, (i) the Company does not have any shares of capital stock or voting securities reserved for issuance and
(ii) each of the Company and its Subsidiaries does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the Company or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Company Stock or any other ownership interest of the Company or its Subsidiaries or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Company Stock or any other ownership interest of the Company or its Subsidiaries or obligating the Company or its Subsidiaries to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. Except as set forth on Schedule 2.7, as of the date hereof there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

      SECTION 2.8 FINANCIAL STATEMENTS. The Company has furnished to the Parent, and attached as Schedule 2.8 are, true and complete copies of (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal years ended June 30, 2002 and 2003 and the related combined audited income statement, audited statement of cash flows and audited statement of stockholders' equity of the Company and its Subsidiaries for the years then ended (the "Audited Financial Statements"), and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of February 29, 2004 (the "Balance Sheet") and the related unaudited combined income statement, unaudited statement of cash flows and unaudited statement of retained earnings for the eight (8) months then ended (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). Except as set forth on Schedule 2.8, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes thereto. The Financial Statements fairly present in all material respects the consolidated financial condition and the results of operations of the Company and its Subsidiaries as of the dates and for the periods covered thereby.

      SECTION 2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 2.9, since December 31, 2003 there has not been any Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since February 29, 2004 (or, (i) in the case of Sections 2.9(a), (c), (f), (g), (k) or, to the extent related to such paragraphs, (l), December 31, 2003, or (ii) in the case of Section 2.9(j), June 30, 2003), there has not been:

            (a) any acquisition or disposition by the Company or its Subsidiaries (in whole or in part) outside the ordinary course of business of any asset, right or property owned or used by the Company;

            (b) any damage, destruction or casualty loss to any asset of the Company or its Subsidiaries, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect;

            (c) any (i) increase in the compensation, pension or other benefits payable or to become payable to any of the present or former directors, officers, employees, agents or representatives of the Company or any of its Subsidiaries or any bonus payments or arrangements made to or with any of them,
(ii) grant of any severance or termination pay to any present or former director, officer or employee of the Company or any of its Subsidiaries, (iii) loan or advance of money or other property by the Company to any present or former director, officer or employee of the Company or any of its Subsidiaries,
(iv) establishment, adoption, entrance into, amendment or termination of any Company Plan or collective bargaining agreement or (v) grants of any equity or equity-based awards;

            (d) any voluntary forgiveness, cancellation, compromise, release or waiver of any right or claim (or series of related rights and claims) of the Company or its Subsidiaries in excess of $5,000 individually or $10,000 in the aggregate or outside the ordinary course of business consistent with past practice, or any voluntary waiver of any right of value other than immaterial compromises of accounts receivable in the ordinary course of business consistent with past practice;

            (e) the imposition of any Encumbrance on any of the assets of the Company or its Subsidiaries;

            (f) any lapse, termination, acceleration, modification, cancellation or expiration of any contract, agreement or arrangement, including, without limitation, any joint venture agreement, teaming agreement, distribution agreement, supply agreement, marketing services agreement, license agreement, or real or personal property lease, in each case that are outside of the ordinary course of business consistent with past practice and that involve payments in excess of $5,000 individually or $10,000 in the aggregate to which the Company or any of its Subsidiaries has or had been a party or otherwise bound;

            (g) any amendments to the certificate of incorporation or by-laws of the Company or its Subsidiaries;

            (h) any issuance, sale or disposal of any shares of capital stock or other ownership interest of the Company, or any grant, options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of capital stock or other ownership interest of the Company;

            (i) any capital expenditure (or series of related capital expenditures) either in excess of $10,000 or outside the ordinary course of business consistent with past practice;

            (j) any change in any method of accounting, other than any such changes required by GAAP;

            (k) any declaration, setting aside or payment of any dividend or other distribution (whether in cash or in kind) on or with respect to, or redemption, purchase or other acquisition of, any shares of capital stock of the Company; or

            (l) any commitment to do any of the foregoing.

      SECTION 2.10 TITLE TO ASSETS; MATERIAL LEASES; TANGIBLE ASSETS.

            (a) Except as set forth in Schedule 2.10(a), each of the Company and its Subsidiaries (i) has good and marketable title to or, in the case of leased properties, a valid leasehold interest in, all of its tangible properties and assets, including, without limitation, all those reflected in the Balance Sheet (except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet), all free and clear of all Encumbrances and (ii) upon the consummation of the transaction contemplated by this Agreement, will be entitled to continue to use all of its tangible properties and assets in the conduct of the business of the Company and its Subsidiaries as currently conducted.

            (b) All tangible properties and assets reflected on the Balance Sheet are in all material respects in good operating condition and repair, reasonable wear and tear excepted, and no properties or assets necessary for the conduct of the business of the Company in substantially the same manner as the business of the Company has heretofore been conducted are in need of replacement or maintenance or repair except for routine replacement, maintenance and repair.

            (c) None of the Company and its Subsidiaries owns any real property.

            (d) Schedule 2.10(d) sets forth all personal property leases with aggregate annual payments greater than $25,000 to which any of the Company or its Subsidiaries is a party or by which any of them is bound and that are necessary for the conduct of the business of the Company and its Subsidiaries in substantially the same manner as the business of the Company and its Subsidiaries has heretofore been conducted and all real property leases to which any of the Company or its Subsidiaries is a party or by which any of them is bound (the "Leases"). Except as disclosed in Schedule 2.10(d), each Lease is the legal, valid and binding obligation of the Company or its Subsidiaries, and to the Knowledge of the Company, of each other party thereto, enforceable against each such party thereto in accordance with its terms. Except as provided in
Schedule 2.10(d), the consummation of the transactions contemplated by this Agreement will not result in any default, penalty, termination, acceleration or modification to any Lease that would interfere in any material respect with the operation of the Company's business as currently conducted and each Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following and after giving effect to the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries, and to the Knowledge of the Company, each other party thereto, is not in breach or default of, and no event has occurred which, with or without notice or lapse of time, would constitute a breach or default or permit termination, acceleration or modification under any Lease.

      SECTION 2.11 SUFFICIENCY OF ASSETS. The Company or its Subsidiaries own (or in the case of leased or licensed assets or properties, have a valid right to use) all of the assets and properties of any kind or nature necessary to permit Parent to operate the business of the Company and its Subsidiaries from and after the Effective Date in the same manner and to the same extent, in all material respects, as the business is currently conducted by the Company and its Subsidiaries.

      SECTION 2.12 NO UNDISCLOSED LIABILITIES; INDEBTEDNESS. Each of the Company and its Subsidiaries does not have any liability or obligation (absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected on a balance sheet of the Company and its Subsidiaries or reserved against or disclosed in the notes thereto, except (a) for liabilities set forth in the Balance Sheet or the notes thereto, (b) as set forth on Schedule 2.12, (c) for liabilities and obligations incurred by the Company since February 29, 2004 in the ordinary course of business consistent with past practice that are consistent with those that have been incurred by the Company in the ordinary course of business consistent with past practice and (d) for liabilities and obligations which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Except for Indebtedness reflected in the Balance Sheet and as set forth on
Schedule 2.12, none of the Company and its Subsidiaries has any Indebtedness outstanding at the date hereof. Each of the Company and its Subsidiaries is not in default with respect to any outstanding Indebtedness or any instrument relating thereto and except as set forth on Schedule 2.12, no such Indebtedness or any instrument or agreement relating thereto purports to limit the operation of the business of the Company or its Subsidiaries. Complete and correct copies of all instruments and agreements (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company and its Subsidiaries have been furnished or made available to the Parent.

      SECTION 2.13 TAXES.

            (a) Except as set forth on Schedule 2.13, the Company and its Subsidiaries have timely and duly filed all Tax Returns required to be filed by them.

            (b) The Company and its Subsidiaries have paid all Taxes due (whether or not shown as due on such Tax Returns), and all such returns and reports were true, correct and complete. Each of the Company and its Subsidiaries is not currently the beneficiary of any extension of time within which to file any such return. There are no liens on any of the assets of the Company and its Subsidiaries that arose in connection with the failure (or alleged failure) to pay any Taxes, except for liens for Taxes not yet due and payable.

            (c) Each of the Company and its Subsidiaries has withheld and paid when due (or set aside in accounts for such purpose) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, foreign payee or other third party.

            (d) Each of the Company and its Subsidiaries is not currently the subject of a Tax audit or examination nor has the Company or any of its Subsidiaries received notification of any threatened Tax audit or examination. Each of the Company and its Subsidiaries has not received from any Taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.

            (e) None of the Company and its Subsidiaries is a party to any tax sharing, tax indemnification, or other similar agreement or arrangement.

            (f) Each of the Company and its Subsidiaries (A) is not currently and has never been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income tax return, and (B) has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

            (g) No waiver of any statute of limitations relating to taxes has been executed or given by the Company or any of its Subsidiaries.

            (h) Neither the Company nor any of its Subsidiaries is or has within the last five (5) years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

      SECTION 2.14 LITIGATION, ETC. Except as set forth on Schedule 2.14, no proceeding, arbitration, action, judgment, decision, settlement, writ, stipulation, decree, lawsuit, claim, complaint, injunction, order or investigation before any Governmental Entity or arbitral or other forum is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no judgment, decree, injunction, or order of a Governmental Entity outstanding against the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has not received any written notice from any Governmental Entity of any pending or threatened governmental investigation relating to the Company or any of its Subsidiaries.

      SECTION 2.15 LABOR RELATIONS. There is no charge pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against the Company or its Subsidiaries pending before any Governmental Entity. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Company or its Subsidiaries. No one has petitioned the Company or its Subsidiaries within the last three (3) years, and no one is now petitioning the Company or its Subsidiaries, for union representation of any of the employees of the Company or its Subsidiaries. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company or its Subsidiaries and no claim therefor has been asserted against the Company or its Subsidiaries. None of the employees of the Company or its Subsidiaries is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or its Subsidiaries. Each of the Company and its Subsidiaries has not experienced any work stoppage during the last three (3) years.

      SECTION 2.16 CONTRACTS. Except for contracts, commitments, leases, plans, agreements and licenses listed on Schedule 2.16 (together with any other contract that is material to the business of the Company and its Subsidiaries, the "Material Contracts"), the Company or its Subsidiaries is not a party to or otherwise bound by (whether written or oral):

            (a) any contract or purchase order to sell or lease equipment or provide services to any customer that (i) provides for scheduled, fixed or guaranteed annual payments, or is reasonably expected to result in payments from or to the Company or its Subsidiaries, in excess of $50,000 in the aggregate and
(ii) has a term longer than one (1) year;

            (b) any contract or agreement with any director, officer or stockholder of the Company or any entity in which any director, officer or Major Company Stockholder or, to the Knowledge of the Company, any other Company Stockholder, has a five percent (5%) or more direct or indirect interest;

            (c) any contract providing for stock awards or other equity-based compensation awards, bonuses, pensions, deferred or incentive compensation, retirement or severance payments, profit-sharing, insurance or other benefit plans or programs for any present or former officer, consultant, director or employee of the Company or any of its Subsidiaries, except as otherwise expressly disclosed in any schedule to this Agreement;

            (d) any contract for the lease or sublease as lessee, lessor, sublessee or sublessor of real or personal property of the Company or its Subsidiaries, or any license or other agreement concerning computer software or other Proprietary Rights, requiring scheduled, fixed or guaranteed annual payments, or reasonably expected to result in payments from or to the Company or its Subsidiaries, in excess of $50,000 in the aggregate or that is otherwise material to the Company or any of its Subsidiaries;

            (e) except for purchase orders issued in the ordinary course of business consistent with past practice and except for contracts or commitments for or relating to the purchase of inventory or supplies in the ordinary course of business consistent with past practice, any contract requiring payments in excess of $25,000 in the aggregate for the purchase or sale of any personal property;

            (f) any contract or agreement that limits or purports to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time or that limits or purports to limit any other Person's ability to compete with the Company or any of its Subsidiaries, whether in any line of business or in any geographical area or during any period of time or otherwise;

            (g) any agreement concerning confidentiality, non-competition or non-solicitation of employees, except for contracts that adhere to the Company's standard form of agreement in all material respects, a copy of which has previously been provided or made available to Parent;

            (h) any contract or agreement for guaranty, indemnity or suretyship of Indebtedness of any Person; and

            (i) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

      The Company has delivered or made available to the Parent a correct and complete copy of each Material Contract. Except as set forth on Schedules 2.3 and 2.4 hereof, each Material Contract is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect without any modification that would interfere in any material respect with the conduct of the business as currently conducted immediately following the consummation of and after giving effect to the transactions contemplated by this Agreement. Except as set forth on Schedules 2.3 and 2.4 hereof, neither the Company and its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract to which the Company or its Subsidiaries is a party, is in breach or default in any material respect in complying with any provisions thereof and no event has occurred which with or without notice or lapse of time would constitute a breach or default that would interfere in any material respect with the conduct of the business as currently conducted, or permit termination, modification, or acceleration under any Material Contract. Except as set forth on Schedule 2.15, the Company has not received any written notice of the intention of any party to terminate any Material Contract, whether as a termination for convenience or for default of the Company thereunder.

      SECTION 2.17 PENSIONS AND BENEFITS.

            (a) Schedule 2.17(a) hereto contains a true and complete list of (i) each "employee benefit plan" within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA, (ii) all retirement, profit sharing, stock option, stock bonus, stock purchase, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit programs, plans, agreements, policies or arrangements, whether or not subject to ERISA, under which (1) any current or former directors, officers, employees or consultants of the Company has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any Subsidiary, or (2) the Company or any Subsidiary has any present or future liability, (iii) the Stock Incentive Plan, (iv) any other plan or program under which equity-based rights of the Company have been granted and which have been terminated as provided in Section 1.2(l) of this Agreement, and (v) any agreement pursuant to which Company Options that are outstanding and unexercised as of the Effective Time, and canceled or terminated pursuant to Section 1.2(l) of this Agreement, were granted. All such programs, plans, agreements, policies or arrangements referenced in the preceding sentence shall be collectively referred to as the "Company Plans." With respect to each Company Plan, the Company has heretofore delivered or made available to the Parent current, accurate and complete copies of each Company Plan, and, to the extent applicable: (i) the annual report on Form 5500 (with any required attachments, including audited financial statements) for the three most recent years, (ii) the most recent IRS determination letter, if applicable, (iii) any related trust agreement or other funding instrument, (iv) any summary plan description and (v) a summary of any proposed amendments or changes previously announced to participants as to be made to the Company Plans at any time within 12 months immediately following the date of this Agreement.

            (b) (i) Each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification (or if maintained pursuant to a prototype form of instrument the sponsor thereof has received a favorable opinion letter as to its qualification), and to the Company's Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other laws, rules and regulations applicable to the Company Plans; (iv) no "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan; (v) no Company Plan is a split dollar life insurance program and no Company Plan (other than any 401(k) plan) otherwise provides for loans to employees of the Company, and no loan by the Company or any of its Subsidiaries to any employee of the Company or any of its Subsidiaries is currently outstanding and (vi) no Company Plan provides retiree health or life insurance benefits, and neither the Company nor its Subsidiaries have any obligations to provide any retiree health or life insurance benefits other than as required pursuant to Section 4980B of the Code or other applicable law.

            (c) No Company Plan is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (a "Title IV Plan"), and neither the Company, its Subsidiaries, nor any member of their Controlled Group has any liability or obligation in respect of any Multiemployer Plan or Title IV Plan.

            (d) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending or in progress, or, to the Knowledge of the Company, threatened.

            (e) Other than the acceleration of Company Options permitted under
Section 1.2(l) hereof and other than acceleration of vesting of shares of Company Common Stock pursuant to the terms of certain stock restriction agreements between the Company and each of Craig Carroll and John Fees, no additional benefits or rights will accrue, or the time for payment be accelerated, under any Company Plan as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), whether or not any such benefit or right or acceleration would constitute a "parachute payment" within the meaning of Section 280G of the Code.

      SECTION 2.18 COMPLIANCE WITH LAWS, ETC. Each of the Company and its Subsidiaries is in compliance in all material respects with all laws, statutes, rules, ordinances, regulations, codes, judicial or administrative tribunal orders, judgments, writs and injunctions of any Governmental Entity applicable to the Company and its Subsidiaries. The Company and its Subsidiaries have not, directly or indirectly, violated in any material respect their own policies and/or the rights of any Person concerning confidential information or privacy.

      SECTION 2.19 INSURANCE. Schedule 2.19 sets forth a summary of all insurance policies (including, without limitation, policies providing theft, fire, liability (including products liability) workers' compensation, life, property and casualty, directors' and officers', and bond and surety arrangements) to which the Company or its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage under and specifies the insurer, the amount of coverage, type of insurance, expiration date and any retroactive premium adjustments or other loss sharing agreements. Such policies are in full force and effect on the date hereof, and will continue to be in full force and effect immediately following the consummation of the transactions contemplated hereby, and all due premiums have been timely paid in full and the Company and its Subsidiaries are otherwise in compliance with the terms and provisions thereof in all material respects. The Company and its Subsidiaries have been covered since their inception by insurance in scope and amount customary and reasonable for the businesses in which they have been engaged during the aforementioned period.

      SECTION 2.20 BANK ACCOUNTS, SIGNING AUTHORITY, POWERS OF ATTORNEY. Except as set forth on Schedule 2.20, each of the Company and its Subsidiaries has no account or safe deposit box in any bank and no person has any power, whether singly or jointly, to sign any checks on behalf of the Company or its Subsidiaries, to withdraw any money or other property from any bank, brokerage or other account of the Company or its

Subsidiaries or to act under any power of attorney granted by the Company or its Subsidiaries at any time for any purpose. Schedule 2.20 also sets forth the names of all persons authorized to borrow money or sign notes on behalf of the Company or its Subsidiaries.

      SECTION 2.21 PROPRIETARY RIGHTS. Schedule 2.21 sets forth all (i) registrations or applications for Proprietary Rights and (ii) material unregistered trademarks, service marks and tradenames, in either case, owned by the Company or any of its Subsidiaries. Except as set forth on Schedule 2.21, to the Company's Knowledge the Company and its Subsidiaries own or have adequate rights to use all Proprietary Rights used in their businesses as currently conducted, free of all Encumbrances. Except as set forth on Schedule 2.21, the Company has not received any notice of any infringement or misappropriation by, or conflict with, any third party with respect to any Proprietary Rights. Except as set forth on Schedule 2.21, to the Knowledge of the Company, the Company and its Subsidiaries have not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any Person, and their own Proprietary Rights are not being infringed, misappropriated or otherwise conflicted with, nor, to the Knowledge of the Company, will any such claims of or actual infringement, misappropriation or conflict occur as a result of the continued operation of the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, all Proprietary Rights purportedly owned by the Company or its Subsidiaries are owned exclusively thereby, free of any adverse interests or claims of any current or former employees or contractors.

      SECTION 2.22 ENVIRONMENTAL MATTERS. (i) Each of the Company and its Subsidiaries is in compliance in all material respects with all Environmental Laws, (ii) there is no proceeding, arbitration, action, judgment, decision, settlement, writ, stipulation, decree, lawsuit, claim, complaint, injunction, order or investigation before any Governmental Entity or arbitral or other forum pending, or to the Knowledge of the Company, threatened against the Company or its Subsidiaries in respect of (A) non-compliance with any Environmental Laws or
(B) the release or threatened release into the environment of any Hazardous Substance or (C) the handling, storage, use, transportation or disposal of any Hazardous Substance and (iii) to the Knowledge of the Company, there are and have been no Hazardous Substances or other condition, at any property currently or formerly owned, leased, operated or otherwise used by the Company or its Subsidiaries, or any other location, that would reasonably be expected to give rise to any liability of the Company or its Subsidiaries. As used in this
Section 2.21, "Environmental Law" shall mean any federal, state or local law, statute, ordinance, code, rule or regulation of any Governmental Entity, or any order, decree, stipulation, judgment, writ, order, injunction, determination or award issued or entered by any Governmental Entity, in each case relating to (i) releases or threatened releases of Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or (iii) protection of human health or the environment; and "Hazardous Substance" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, toxic molds, pollutants, or contaminants defined as such in, or regulated or that could reasonably be expected to result in liability under, any applicable Environmental Law.

      SECTION 2.23 CUSTOMERS. Schedule 2.23 sets forth (a) a true and complete list of the top 20 schools, universities, corporations, professional associations, alumni associations and other affinity partners with which the Company and its Subsidiaries does business (in decreasing order of revenues), based upon revenue generated in connection with, or arising out of, the Company's or its Subsidiaries' relationship with such entity (other than revenues generated through advertising by such entity on the Company's student newspaper channels, which are covered in clause (b) of this paragraph) in the 12 months ended December 31, 2003 (the "Affinity Partners") and (b) a true and complete list of the top 20 entities that advertise on the Company's student newspaper channels (in decreasing order of revenues), based upon revenue generated through such advertising (the "Material Advertising Partners"). The Company is not currently, nor has it been since December 31, 2002, involved in any material dispute with an Affinity Partner or a Material Advertising Partner, and the Company has not received any notice (oral or written) since December 31, 2002 from any Affinity Partner or Material Advertising Partner to the effect that such entity intends to cease doing business or significantly reduce the volume of its business with the Company.

      SECTION 2.24 MINUTE BOOKS. The minute books of the Company and its Subsidiaries have been made available to the Parent for inspection and accurately record in all material respects therein, all actions taken by the respective board of directors and stockholders of the Company and its Subsidiaries. No other minute books of the Company or its Subsidiaries are kept or exist.

      SECTION 2.25 BROKERS. Each of the Company and its Subsidiaries has not retained, utilized or been represented by any broker, finder, agent or other intermediary in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

      SECTION 2.26 VOTING REQUIREMENTS. The affirmative vote or written consent of (i) the holders of a majority of the outstanding shares of Company Stock, voting together as a single class, and (ii) the holders of at least 67% of the outstanding shares of Company Preferred Stock, are the only votes of the holders of any class or series of the Company's capital stock necessary, whether under applicable law or otherwise, to approve and adopt this Agreement and the transactions contemplated hereby.

      SECTION 2.27 STATE TAKEOVER STATUTES. The Company has, or will have prior to the Effective Time, taken all necessary action so that no "business combination," "moratorium," "fair value," "control share acquisition" or other state antitakeover statute or regulation will be applicable to this Agreement or the transactions contemplated hereby by reason of the Company being a party to this Agreement, performing its obligations hereunder or consummating the transactions contemplated hereby

      SECTION 2.28 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company contained in this Agreement, any Exhibit or Schedule attached hereto or any officer's certificate delivered pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

      Each of the Company Stockholders, severally and not jointly, represents and warrants to the Parent and the Acquirer as set forth below:

      SECTION 3.1 INCORPORATION; AUTHORITY. Such Company Stockholder (other than an individual) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and such Company Stockholder has all requisite corporate power and authority, or capacity, as the case may be, to own or lease and operate its properties and to carry on its business as now conducted.

      SECTION 3.2 APPROVAL; BINDING EFFECT. Such Company Stockholder has all requisite power and authority, or capacity, as the case may be, to execute and deliver this Agreement and to perform all of its agreements and obligations under, and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by such Company Stockholder. This Agreement constitutes the legal, valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with its terms, except as such validity, binding effect or enforceability may be limited by bankruptcy, insolvency and similar laws affecting creditor's rights generally or equitable principles relating to the availability of remedies.

      SECTION 3.3 NON-CONTRAVENTION. The execution and delivery of each of this Agreement by such Company Stockholder, the performance and compliance by such Company Stockholder with the terms hereof, and the consummation of all transactions, including the Merger, contemplated hereby and thereby will not conflict with, result in a breach or violation of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to any Encumbrance on the Company Stock held by such Company Stockholder under: (a) any provision of the charter or by-laws or the comparable organizational documents, if any, of such Company Stockholder (other than an individual); (b) any statute, rule, regulation, order, law, ordinance or restriction applicable to such Company Stockholder, or such Company Stockholder's respective properties or assets, including the Company Stock held by such Company Stockholder; (c) any judgment, order, writ, injunction or decree of any court or judicial or quasi-judicial tribunal applicable to such Company Stockholder, or their respective properties or assets, including the Company Stock held by such Company Stockholder; or (d) any contract, commitment, lease, agreement, mortgage, note, bond, indenture or other instrument or obligation to which such Company Stockholder is a party or by which it or its assets, including the Company Stock held by such Company Stockholder, is bound.

      SECTION 3.4 NO CONSENTS. No consent, notice, approval, waiver, license or other authorization or action by or filing, registration or qualification with any Governmental Entity or any other Person (including any party to any agreement with such Company Stockholder) is required in connection with the execution and delivery by such Company Stockholder of this Agreement, the consummation by such Company Stockholder of the transactions contemplated hereby, or the performance by such Company Stockholder of its obligations hereunder.

      SECTION 3.5 TITLE TO COMPANY STOCK. All shares of capital stock of the Company set forth opposite such Company Stockholder's name on Schedule 2.7 are owned beneficially and of record as of the date hereof by such Company Stockholder, as the case may be, and are free and clear of any Encumbrances.

                                   ARTICLE 4

          REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUIRER

      The Parent and the Acquirer represent and warrant to the Company as set forth below:

      SECTION 4.1 ORGANIZATION AND STANDING OF THE PARENT AND THE ACQUIRER. The Parent is a limited liability company validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other power and authority to own or lease and operate its properties and to carry on its business as now conducted. The Acquirer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      SECTION 4.2 APPROVAL; BINDING EFFECT. Each of the Parent and the Acquirer has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its agreements and obligations hereunder in accordance with its terms. This Agreement and the transactions contemplated hereby have been duly authorized by the board of managers or board of directors, as applicable, of the Parent and the Acquirer. This Agreement has been duly executed and delivered by each of the Parent and the Acquirer. This Agreement constitutes the legal, valid and binding obligation of the Parent and/or the Acquirer, as applicable, enforceable against the Parent and/or the Acquirer, as applicable, in accordance with its terms, except as such validity, binding effect or enforceability may be limited by bankruptcy, insolvency and similar laws affecting creditor's rights generally or equitable principles relating to the availability of remedies.

      SECTION 4.3 NON-CONTRAVENTION. The execution and delivery of this Agreement, the performance and compliance by the Parent and the Acquirer with the terms hereof and the consummation of all transactions, including the Merger, contemplated hereby will not conflict with or result in any breach or violation of or default (with due notice or lapse of time or both) or creation of any Encumbrance under, or the acceleration, vesting or modification of any right or obligation under (a) any provision of the charter, By-Laws or other organizational documents of the Parent or the Acquirer, (b) any judgment, order, writ, injunction or decree of any court or judicial or quasi-judicial tribunal applicable to the Parent or the Acquirer, (c) any statute, rule, regulation, order, law, ordinance or restriction applicable to the Parent or the Acquirer or (d) any contract, commitment, lease, agreement, mortgage, note, indenture or other instrument or obligation to which the Parent or the Acquirer is a party or by which it or its assets are bound, in each case except to the extent any such breach, violation, creation of Encumbrance, acceleration, vesting or modification does not, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 4.4 NO CONSENTS. Except as set forth on Schedule 4.4, no consent, notice, approval, waiver, license or other authorization or action by or filing with any Governmental Entity or any other Person (including any party to any agreement with either the Parent or the Acquirer) is required in connection with the execution and delivery by the Parent and the Acquirer of this Agreement, the consummation by the Parent and the Acquirer or the transactions contemplated hereby, or the performance by the Parent and the Acquirer of their obligations hereunder.

      SECTION 4.5 BROKERS. Neither the Parent nor the Acquirer has retained, utilized or been represented by any broker, finder, agent or other intermediary in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

                                   ARTICLE 5

                     CERTAIN OTHER COVENANTS OF THE PARTIES

      SECTION 5.1 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Designated Representatives and the proper officers and directors or managers, as the case may be, of each party to this Agreement shall take all such necessary action.

      SECTION 5.2 ANNOUNCEMENTS. Except as otherwise required by law, prior to the Closing, Company and Parent will cooperate with each other in the development of a joint communication plan which will address the content and distribution of all news releases and other announcements with respect to this Agreement and the transactions contemplated hereby. Except to the extent otherwise required by law (including the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange or other self-regulatory organization applicable to the Company or Parent) and except as prescribed in a joint communication plan of the parties, in no event shall any party to this Agreement make, issue or release or authorize any of its directors, officers, employees or agents to make, issue or release any announcement, statement or acknowledgment of the existence of this Agreement or the transactions contemplated under this Agreement, or reveal the status of the transactions provided for herein, regardless of whether such announcement, statement or acknowledgment is made or directed to the public generally or to employees, suppliers, customers or other third parties, without first obtaining the consent of the Parent and the Company, or except as may be reasonably required by the Company (i) to communicate with its stockholders in connection with the transactions contemplated by this Agreement, (ii) to perform any of its covenants under this Agreement or (iii) to satisfy any of the conditions precedent set forth in Articles 6 or 7 hereof.

      SECTION 5.3 NOTICE OF MERGER AND APPRAISAL RIGHTS. As promptly as practicable following the date of this Agreement, the Surviving Corporation shall prepare and deliver to the stockholders of the Company a Notice of Merger and Appraisal Rights (the "Stockholder Notice"), which Stockholder Notice shall comply in all respects with the requirements of the DGCL. All such information contained in the Stockholder Notice shall be accurate and complete in all material respects as of the date of its delivery to the stockholders of the Company.

      SECTION 5.4 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

            (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, whether asserted or arising before or after the Effective Time and relating to actions, events or occurrences (or the absence thereof) on or prior to the Effective Time (each a "D&O Claim"), in which any Person who is or was a director or officer of the Company or any of its Subsidiaries (the "D&O Indemnified Parties") is, or is threatened to be, made a defendant arising out of or as a result of the fact that such D&O Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, the Parent and the Surviving Corporation shall, after the Effective Time, indemnify and hold harmless, to the fullest extent permitted by law as in effect at the Effective Time, each such D&O Indemnified Party against any Losses suffered or incurred by such D&O Indemnified Party in connection with any such D&O Claim.

            (b) Promptly after a D&O Indemnified Party has received notice of or has knowledge of any D&O Claim or the commencement of any D&O Claim (a "D&O Proceeding") for which a D&O Indemnified Party is entitled or may become entitled to make a claim pursuant to this Section 5.4, such D&O Indemnified Party shall give the Parent written notice of such D&O Claim or the commencement of such D&O Proceeding. Any failure to so notify the Parent shall not limit the right to indemnification hereunder unless (and then only to the extent) the failure to give such notice actually prejudices the Parent or the Surviving Corporation. The Parent (i) shall have the right to assume control of the defense of the D&O Claim and/or D&O Proceeding by appropriate proceedings with its counsel and (ii) shall have the authority to negotiate, compromise and settle such D&O Claim and/or D&O Proceeding with the consent of the applicable D&O Indemnified Party, which consent shall not be unreasonably withheld or delayed. Each D&O Indemnified Party may participate in the defense, at its sole expense, provided that counsel for the Parent shall act as lead counsel in all matters pertaining to the defense or settlement of such D&O Claims and/or D&O Proceedings. The Parent shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the D&O Indemnified Parties shall be entitled to have control over, the defense or settlement, compromise, admission, or acknowledgment of any D&O Proceeding (A) as to which the Parent fails to assume the defense within a reasonable length of time or (B) to the extent the D&O Proceeding seeks an order, injunction, or other equitable relief against any D&O Indemnified Party which, if successful, would materially and adversely affect such D&O Indemnified Party or (C) to the extent that counsel for the D&O Indemnified Party reasonably advises the D&O Indemnified Party that there are issues which raise conflicts of interest between the Parent and the D&O Indemnified Parties; provided that the D&O Indemnified Party shall not, without the prior written consent of the Parent (such consent not to be unreasonably withheld), consent to the settlement, compromise, admission or acknowledgment of such D&O Proceeding.

            (c) In the event the Parent or the Surviving Corporation, or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Parent and the Surviving Corporation assume the obligations set forth in this section.

            (d) The provisions of this Section 5.4 are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her heirs and assigns, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and assigns may have under the charter or by-laws of the Company, any contract or applicable law.

      SECTION 5.5 TREATMENT OF EMPLOYEES. At the Effective Time, the Parent shall cause the Surviving Company to offer employment to all persons other than Craig Carroll (to whom the Parent shall cause the Surviving Corporation to offer a consulting arrangement) who are employees of the Company immediately prior to the Closing (the "Company Employees"). In addition, the Parent shall grant to the individuals listed on Schedule 5.5 hereto stock options to purchase shares of Parent's common stock at such time, in such amounts and at such exercise prices set forth opposite such individual's name on Schedule 5.5 hereto. As of the Effective Time (or as soon as practicable thereafter), unless the Parent continues the Company Plans, the Parent shall permit the Company Employees to participate in the Parent's employee benefit plans, including its medical plan, dental plan, life insurance plan and disability plan, under the same coverage applicable to similarly situated employees of the Parent, giving such Company Employees service credit for their prior employment with the Company for eligibility and vesting purposes for all of Parent's employee benefit plans as if such service had been performed with the Parent (but only to the extent such credit was given under a comparable Company Plan immediately prior to the Closing, and in no event where such credit would result in an unintended duplication of benefits). Except to the extent otherwise provided above, nothing in this Section 5.5 or elsewhere in this Agreement will require Parent to provide or cause to provide any particular form of employee benefit or establish or maintain any particular type or form of employee benefit arrangement. Except with respect to the options to be granted, as provided in the second sentence of this Section 5.5, nothing in this Section
5.5 or elsewhere in this Agreement will preclude Parent from (i) amending or terminating in its discretion any Company Plan or employee benefit plan, program or policy sponsored or maintained by Parent or any of its Subsidiaries in which current or former employees of Parent or any of its Subsidiaries participate and have any right to receive benefits, or (ii) following the Effective Time, terminating the employment of any Company Employee.

      SECTION 5.6 DISPUTE RESOLUTION. Except as otherwise stated in Section 1.4 hereof or Section 10.13 hereof, in the event that any dispute, disagreement or controversy arises among the parties hereto relating to the terms or interpretation of this Agreement which the parties are unable to resolve themselves after good faith negotiations, then the parties shall attempt to resolve such dispute, disagreement or controversy through non-binding mediation using the non-administered mediation rules of the Center for Public Resources (the "CPR"). The use of a single mediator is preferred, but if the parties cannot promptly agree on a mutually acceptable mediator, then the CPR shall select a mediator. The mediation shall occur in the Borough of Manhattan, State of New York. The parties shall bear their own costs and expenses of the mediation; the fees of the mediator shall be borne equally by the Parent, on the one hand, and the Company Stockholders, on the other hand. If the parties are unable to resolve the matter to their mutual satisfaction through such non-binding mediation within sixty (60) days of failing to resolve the disputed matter themselves or otherwise referring the disputed matter to the CPR, then the parties may (but are not required to) mutually agree upon binding arbitration (including the rules and procedures thereof) or each party may reserve its right to pursue any causes of action or remedies available to such party at law or in equity, including the filing of a claim in any court of general jurisdiction. For purposes of this paragraph, the Designated Representatives shall have the full power and authority to represent the interests of the Company Stockholders pursuant to the procedures set forth herein.

      SECTION 5.7 RETAINED INFORMATION. Each Major Company Stockholder hereby agrees, severally and not jointly, that, for a period of two years after the Closing, such Major Company Stockholder and its Affiliates shall hold, and shall use such Major Company Stockholder's reasonable best efforts to cause, if and to the extent applicable, its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or other requirements of law on advice of counsel, and in any event not to use for their own commercial advantage or any other purpose, all confidential or otherwise proprietary documents and information of (or otherwise concerning) the Company and its Subsidiaries. The foregoing provisions of this Section 5.7 hereof shall not apply to any Major Company Stockholder with respect to any documents or information that become publicly available other than as a result of any breach by such Major Company Stockholder of the provisions of this Section 5.7.

      SECTION 5.8 NON-SOLICITATION. Each Major Company Stockholder severally (but not jointly) acknowledges that the value to Parent of the Business and the transactions contemplated by this Agreement would be substantially diminished if such Major Company Stockholder or any of its Subsidiaries were to solicit the employment of any employee of the Surviving Corporation following the Closing. Accordingly, each Major Company Stockholder severally (but not jointly) agrees that, for a period of two (2) years following the date hereof, neither such Major Company Stockholder nor any of its Subsidiaries shall, directly or indirectly, solicit the employment of, or hire, employ or retain, or otherwise encourage or cause to leave employment with the Surviving Corporation, or cause any other Person to hire, employ or retain, or otherwise encourage or cause to leave employment with the Surviving Corporation, any Person who is employed by the Surviving Corporation at any time within six months of the time of such solicitation or hiring, employment, retention or encouragement. Notwithstanding the foregoing, the parties hereby acknowledge and agree that nothing shall prohibit any of the Major Company Stockholders or any of their respective Subsidiaries from making any bona fide general or other broad-based solicitation of employment in the form of advertising so long as such solicitation is not specifically targeted at employees of the Company or its Subsidiaries and that any of the Major Company Stockholders or any of their respective Subsidiaries may hire, employ or retain any Person that is solicited solely pursuant to any such bona fide general or other broad-based solicitation of employment in the form of advertising.

      SECTION 5.9 RESIGNATION OF DIRECTORS AND OFFICERS. Each Company Stockholder that is a director and officer of the Company hereby agrees to resign their positions with the Company on or prior to the Closing Date and shall execute such appropriate documentation with respect to the transfer or establishment of bank accounts, signing authority, and other similar matters, as Acquirer reasonably requests.

      SECTION 5.10 COMPANY STOCKHOLDER APPROVAL.

            (a) The Company shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to submit this Agreement to the Company Stockholders for their approval. The Company shall take such other actions as may be required in accordance with the DGCL and its Certificate of Incorporation and By-Laws to effectuate the adoption of this Agreement and the Merger by the Company Stockholders. The Company shall, through its board of directors, recommend to the Company Stockholders the approval of the transactions contemplated by this Agreement.

            (b) The Company shall deliver to Parent, concurrently with the delivery to the Company of the Stockholder Consent, a certificate of the Company's secretary or assistant secretary as to the sufficiency of the Stockholders Consents to adopt this Agreement by the Company Stockholders. In accordance with Section 228 of the DGCL, Parent shall cause the Surviving Corporation to notify the Company Stockholders who have not consented to the adoption of this Agreement and who, if such action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date of the Stockholder Consents.

      SECTION 5.11 CODE SECTION 338 ELECTION. Parent shall not make any election under Section 338 of the Code with respect to the Merger or with respect to Parent's acquisition of Company Stock, and in the event Parent makes or is deemed to make any such election Parent shall, notwithstanding any other provision of this Agreement, be solely and fully responsible without any indemnification or recourse to the Escrow Amount or to any Company Stockholder for any Taxes payable by the Company or any of its Subsidiaries as a direct or indirect result of the making of such election.

                                   ARTICLE 6

                             CONDITIONS PRECEDENT TO
                       PARENT'S AND ACQUIRER'S OBLIGATIONS

      Notwithstanding the provisions of Article 1, the Parent and the Acquirer shall be obligated to perform the acts contemplated for performance by them under Article 1 only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by the Parent and the Acquirer:

      SECTION 6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES BY THE COMPANY. Each representation and warranty of the Company and the Company Stockholders contained in this Agreement (a) that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the Effective Date and as of the Closing Date as though each such representation and warranty had been made on and as of the Effective Date and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date), and (b) that is not so qualified shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though each such representation and warranty had been made on and as of the Effective Date and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date). Parent and Acquirer shall have received a certificate from the Chief Executive Officer of the Company (on behalf of the Company only) to the foregoing effect.

      SECTION 6.2 COMPLIANCE BY THE COMPANY. The Company shall have performed and complied in all material respects with all of its covenants, agreements and obligations under this Agreement required to be performed or complied with by it on or before the Closing Date. Parent and Acquirer shall have received a certificate from the Chief Executive Officer of the Company (on behalf of the Company only) to the foregoing effect.

      SECTION 6.3 DELIVERY OF CERTIFICATE OF MERGER. The Company shall have duly executed and delivered the Certificate of Merger.

      SECTION 6.4 NO PENDING LITIGATION. No action, suit or proceeding shall be pending or threatened against the Company wherein any unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent or delay the consummation of the Merger or any of the transactions contemplated hereby, (b) cause any of the transactions contemplated hereby to be rescinded following the Effective Time, or (c) affect adversely in any material respect the right of Parent to operate the business of the Company (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

      SECTION 6.5 RESIGNATIONS OF DIRECTORS AND OFFICERS. All of the directors and officers of the Company shall have resigned their positions with the Company, on or prior to the Closing Date and prior thereto shall have executed such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, and other similar matters, as the Acquirer shall have reasonably requested.

      SECTION 6.6 RESOLUTIONS ADOPTED BY THE COMPANY. The Company shall have delivered a copy of the resolutions adopted by the board of directors and stockholders of the Company authorizing this Agreement and the transactions contemplated hereby, certified by the Secretary of the Company.

      SECTION 6.7 CERTIFICATES OF GOOD STANDING. The Company shall have delivered a certificate of the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing, with respect to the legal existence and good standing of the Company and each of the Subsidiaries under the laws of the State of Delaware

      SECTION 6.8 SENIOR MANAGEMENT. An employment agreement, substantially in the form of Exhibit B attached hereto, between the Parent and John Fees shall have been executed by Mr. Fees. A consulting agreement, substantially in the form of Exhibit C attached hereto, between the Parent and Craig Carroll shall have been executed by Mr. Carroll.

      SECTION 6.9 ESCROW AGREEMENT The Company and each of the Designated Representatives, for and on behalf of the Company Stockholders, shall have executed and delivered the Escrow Agreement.

      SECTION 6.10 CONSENTS AND APPROVALS. The Company shall have received all consents and approvals of all Governmental Entities and all third parties identified on Schedule 6.10.

      SECTION 6.11 COMPANY STOCKHOLDER APPROVAL. Company Stockholders holding not less than a majority of the outstanding shares of Company Stock and not less than 67% of the outstanding shares of the Company Preferred Stock shall have executed, or have caused to be executed, a written consent consenting to the adoption and approval of this Agreement and the Merger (the "Stockholders Consent").

      SECTION 6.12 LOAN AGREEMENT. The Loan and Security Agreement, dated as of July 24, 2003, between the Company and Silicon Valley Bank shall have been terminated and all liens granted pursuant thereto shall have been released, and Parent shall have received evidence of such termination and release.

      SECTION 6.13 LEGAL OPINION. The Parent and the Acquirer shall have received from Bingham McCutchen LLP, counsel for the Company, a legal opinion covering customary matters, which shall be addressed to the Parent and the Acquirer, dated as of the Closing Date and in substantially the form attached hereto as Exhibit D.

      SECTION 6.14 ABSENCE OF MATERIAL ADVERSE EFFECT. Since December 31, 2003, there shall not have been any Material Adverse Effect on the Company.

      SECTION 6.15 FIRPTA. Parent shall have received copies of certifications executed by the Company, which certifications shall be in the form attached hereto as Exhibit E.

                                   ARTICLE 7

                  CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

      Notwithstanding the provisions of Article 1, the Company shall be obligated to perform the acts contemplated for performance by it under Article 1 only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by the Company:

      SECTION 7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES BY THE PARENT AND THE ACQUIRER. Each representation and warranty of the Parent and the Acquirer contained in this Agreement (a) that is qualified as to materiality shall be true and correct in all respects as of the Effective Date and as of the Closing Date as though each such representation and warranty had been made on and as of the Effective Date and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date), and (b) that is not so qualified shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though each such representation and warranty had been made on and as of the Effective Date and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date). The Company shall have received a certificate from an executive officer of each of the Parent and Acquirer to the foregoing effect.

      SECTION 7.2 COMPLIANCE BY THE PARENT AND THE ACQUIRER. The Parent and the Acquirer shall have performed and complied in all material respects with all of their covenants, agreements and obligations under this Agreement to be performed or complied with by them on or before the Closing Date. The Company shall have received a certificate from an executive officer of each of the Parent and Acquirer to the foregoing effect.

      SECTION 7.3 CONSENTS AND APPROVALS. The Parent and the Acquirer shall have received all consents and approvals of all Governmental Entities and all third parties identified on Schedule 7.3.

      SECTION 7.4 NO PENDING LITIGATION. No action, suit or proceeding shall be pending or threatened against the Company wherein any unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent or delay the consummation of the Merger or any of the transactions contemplated hereby or (b) cause any of the transactions contemplated hereby to be rescinded following the Effective Time (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

      SECTION 7.5 DELIVERY OF CLOSING AMOUNT; SETTING ASIDE OF CLOSING AMOUNT. At the closing, the Parent shall have delivered or shall simultaneously deliver the portion of the Closing Amount due to each Company Stockholder and Company Optionholder pursuant to, and in accordance with, the provisions of Sections 1.2(k), 1.2(l) and 1.3 hereof. Prior to the Closing, the Parent shall have provided evidence reasonably satisfactory to the Company and counsel to the Company that the Parent has set aside the Closing Amount and made provisions for the payment post-Closing of Company Stockholders and Company Optionholders in accordance with Sections 1.2(k), 1.2(l) and 1.3 hereof.

      SECTION 7.6 ESCROW AGREEMENT. Parent shall have executed and delivered the Escrow Agreement, and shall have delivered to the Escrow Agent the Escrow Amount.

      SECTION 7.7 RESOLUTIONS ADOPTED BY THE PARENT AND THE ACQUIRER. Each of the Parent and the Acquirer shall have delivered a copy of the resolutions adopted by the boards of directors or board of managers, as applicable, and stockholders (as appropriate) of the Parent and the Acquirer authorizing this Agreement and the transactions contemplated hereby, certified by the Secretary of the Parent and the Acquirer, as the case may be.

      SECTION 7.8 CERTIFICATE OF GOOD STANDING. Each of the Parent and the Acquirer shall have delivered a certificate of the Secretary of State of the jurisdiction of incorporation of such entity, dated as of a recent date prior to the Closing, with respect to the legal existence and good standing of such entity under the laws of such jurisdiction.

      SECTION 7.9 SENIOR MANAGEMENT. An employment agreement, substantially in the form of Exhibit B attached hereto between the Parent and John Fees shall have been executed by Parent. A consulting agreement, substantially in the form of Exhibit C attached hereto between the Parent and Craig Carroll shall have been executed by Parent.

                                   ARTICLE 8

                                 INDEMNIFICATION

      SECTION 8.1 INDEMNITY BY COMPANY STOCKHOLDERS.

            (a) Subject to the limitations in Section 8.4(a) and Section 8.5 below, each Company Stockholder agrees, severally and not jointly, to indemnify, defend and hold harmless the Parent, the Acquirer and the Surviving Corporation (and their respective directors, managers, officers, employees and Affiliates) (each, an "Indemnified Party") from and against any and all claims, liabilities, losses, damages, payments, deficiencies, awards, settlements, assessments, judgments, costs and expenses, including without limitation the reasonable fees and disbursements of counsel, interest and penalties (collectively, the "Losses"), which any of such Indemnified Parties shall incur, sustain or suffer and which relate to or arise, directly or indirectly, out of or in connection with (i) any breach by the Company of any representation or warranty made by the Company in this Agreement (other than a breach of a representation or warranty contained in Section 2.13 hereof, which shall be covered by Section 8.2), (ii) any breach by the Company of any covenant or agreement made by the Company in this Agreement or any other certificate or instrument delivered pursuant hereto and (iii) any exercise of appraisal rights by any stockholders of the Company pursuant to Section 262 of the DGCL. Parent and the Company each acknowledge that such Losses, if any, to which any Indemnified Party is entitled to indemnification under this Section 8.1(a) would relate to unresolved contingencies existing at the Effective Time that, if resolved at the Effective Time, would have led to a dollar-for-dollar reduction in the total amount of the purchase price that Parent would have agreed to pay in connection with the Merger.

            (b) Subject to the limitations in Section 8.4(a) and Section 8.5 below, each Company Stockholder agrees, severally but not jointly, to indemnify, defend and hold harmless each Indemnified Party from and against all Losses, which any of such Indemnified Parties shall incur, sustain or suffer and which relate to or arise, directly or indirectly, out of or in connection with (i) any breach by such Company Stockholder of any representation or warranty of such Company Stockholder contained in this Agreement, and (ii) any breach by such Company Stockholder of any covenant or agreement made by such Company Stockholder in this Agreement or any other certificate or instrument delivered pursuant hereto.

      SECTION 8.2 TAX INDEMNIFICATION. Subject to the limitations in Section 8.4(a) and Section 8.5 below, each Company Stockholder agrees, severally but not jointly, to indemnify, defend and hold harmless each Indemnified Party from and against any and all Taxes resulting from a breach of a representation or warranty contained in Section 2.13.

      SECTION 8.3 CLAIMS.

            (a) Any Indemnified Party shall promptly notify the Designated Representatives (which shall act on behalf of any or all Company Stockholders for purposes of any claims contemplated by this sentence) of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder pursuant to Section 8.1(a) or Section 8.2 hereof. Any Indemnified Party shall promptly notify the Designated Representatives and any applicable Company Stockholder of any Claim with respect to which the Indemnified Party claims indemnification hereunder against such Company Stockholder pursuant to Section 8.1(b) hereof. For purposes of this Agreement, the term "Indemnifying Party" shall mean any Company Stockholder that is an indemnifying party pursuant to, and in accordance with, the provisions of this Article 8. Any failure of the Indemnified Party to give any notice required under this Section 8.3(a) shall not relieve the Indemnifying Party of its obligations under this Article 8 except to the extent, if at all, that such Indemnifying Party shall have been actually prejudiced thereby.

            (b) If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), then the Designated Representatives, on behalf of the Company Stockholders (and, in the case of Claims pursuant to Section 8.1(b), the applicable Company Stockholder), shall be entitled to participate in the defense of such Third Party Claim. Within twenty (20) days after the Indemnified Party gives written notice of such Third Party Claim pursuant to Section 8.3(a), the Designated Representatives, on behalf of the Company Stockholders (and, in the case of Claims pursuant to Section 8.1(b), the applicable Company Stockholder), may assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by providing the Indemnified Party with written notice of its election to assume such defense. Prior to the assumption of such defense by the Indemnifying Party, the Indemnified Party shall be entitled to take reasonable actions as may be necessary or advisable to preserve any and all rights of the Indemnified Party and the Indemnifying Party with respect to any Third Party Claim pending a determination by the Indemnifying Party as to whether or not to assume the defense of such Third Party Claim pursuant to, and in accordance with, the provisions of this Section 8.3(b), and, so long as the Indemnified Party has given written notice of such Third Party Claim pursuant to Section 8.3(a), the Indemnifying Party shall be responsible for the costs (including the reasonable fees and expenses of one legal counsel) incurred by the Indemnified Party in connection with such reasonable actions to the extent that such reasonable actions are taken after such written notice is given. Notwithstanding the right of the Indemnified Party to retain its own counsel as described below, the Designated Representatives on behalf of the applicable Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim if and only if the following conditions are satisfied:

                  (i) the Designated Representatives, on behalf of the Company
            Stockholders, and in the case of Claims pursuant to Section 8.1(b), the applicable Company Stockholder, shall have confirmed in writing that the Company Stockholders are, or the applicable Company

            Stockholder is, as the case may be, obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

                  (ii) the Designated Representatives, on behalf of the Company
            Stockholders, and in the case of Claims pursuant to Section 8.1(b), the applicable Company Stockholder, shall not, without the consent of the Indemnified Party, consent to the entry of any judgment or settle any such Third Party Claim unless the Indemnified Party is unconditionally released from all liability in respect of such Third Party Claim, the judgment or settlement is solely for monetary damages and does not involve any finding or admission by the Indemnified Party of any violation of law and the Indemnified Party receives assurances that there will be no continuing restrictions on the business of the Indemnified Party with respect to such Third Party Claim.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Designated Representatives, on behalf of the Company Stockholders (and, in the case of Claims pursuant to Section 8.1(b), the applicable Company Stockholder) pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation, unless (1) the Indemnified Party has been advised by counsel that representation of the Indemnified Party and the Indemnifying Party by the same counsel presents a conflict of interest under applicable standards of professional conduct, (2) the Indemnified Party has been advised by counsel that there may be legal defenses available to it which are different from or in addition to the defenses available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for the Indemnified Party to employ separate counsel or (3) the Indemnifying Party shall have failed to prosecute such defense in good faith. Notwithstanding the foregoing, the Designated Representatives, on behalf of the Company Stockholders (and, in the case of Claims pursuant to Section 8.1(b), the applicable Company Stockholder) shall retain sole authority to negotiate, compromise and settle such Third Party Claim subject to the conditions set forth above. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Designated Representatives, on behalf of the Company Stockholders (and, in the case of Claims pursuant to Section 8.1(b), the applicable Company Stockholder). Notwithstanding anything expressed or implied in this Section 8.3(b) to the contrary, the Designated Representatives shall act on behalf of the Indemnifying Party under this Section 8.3(b) in connection with any Third Party Claim with respect to which any Indemnified Party seeks indemnification pursuant to Section 8.1(a) or Section 8.2 hereof. Any action taken or not taken by the Designated Representatives under this Section 8.3(b) on behalf of any Indemnifying Party shall not impose or result in any obligation of the Designated Representatives to pay any money or incur any expenses or liabilities for or on behalf of any Indemnifying Party.

      SECTION 8.4 LIMITED RECOURSE; METHOD AND MANNER OF PAYING CLAIMS.

            (a) Notwithstanding anything expressed or implied in this Agreement to the contrary (other than the provisions of the third sentence of this Section 8.4(a)), the sole recourse available to any Indemnified Party in connection with any Claim in respect to which such Indemnified Party is entitled to indemnification pursuant to this Article 8 is to proceed against the Escrow Amount pursuant to, and in accordance with, the terms and conditions of the Escrow Agreement, and any and all Losses for which any Indemnified Party is entitled to indemnification pursuant to this Article 8 shall be satisfied solely out of the Escrow Amount. Except to the extent otherwise provided below in this
Section 8.4(a), no Company Stockholder shall have any personal liability to any Indemnified Party with respect to or in connection with any such Claim or Losses. The foregoing provisions of this Section 8.4(a) shall not apply with respect to any Claim or Claims for indemnification pursuant to Section 8.1(b) hereof and, at such time as there is no Escrow Amount, shall also not apply with respect to any Claim or Claims for indemnification pursuant to Section 8.1(a)(i) (to the extent relating to breaches of Sections 2.1, 2.2, 2.7 and 2.25), Section 8.1(a)(ii), Section 8.1(a)(iii) or Section 8.2 hereof. No Indemnified Party shall make a claim against the Escrow Amount for purposes of satisfying any Claim pursuant to Section 8.1(b) hereof except for any claim against the applicable Indemnifying Party's interest in the Escrow Amount; provided, however, that nothing in the foregoing shall prevent an Indemnified Party from seeking indemnification for the full amount of any Claim pursuant to Section 8.1(b) from the applicable Indemnifying Party. Any amount paid out of the Escrow Amount in satisfaction of a Claim pursuant to Section 8.1(b) against any Indemnifying Party shall be subtracted from any payment that would otherwise be due to such Indemnifying Party upon payment, if any, of the Escrow Amount to the Company Stockholders pursuant to the Escrow Agreement.

            (b) In the event of any Claims under this Article 8, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such Claim (which notice shall, in the case of the Company Stockholders, with respect to Claims pursuant to Section 8.1(a), be effective when given to the Designated Representatives). With respect to liquidated Claims to be satisfied out of the Escrow Amount, such liquidated Claims will be subject to the limitations set forth in Section 8.5 below, and the method and manner of paying such liquidated Claims shall be as set forth in the Escrow Agreement. With respect to any liquidated Claim not to be satisfied from the Escrow Amount in accordance with the provisions of Section 8.4(a) above, if, within thirty (30) days after providing written notice to the Designated Representatives and, if applicable, any Company Stockholders, pursuant to Section 8.3 hereof, the Designated Representatives or the applicable Company Stockholders shall not have contested such Claim in writing, such Indemnifying Party shall pay such liquidated Claim within 10 days after the expiration of such thirty (30) day period, subject to the limitations set forth in Section 8.5.

      SECTION 8.5 LIMITATIONS ON INDEMNIFICATION.

            (a) No Indemnifying Party shall be required to indemnify an Indemnified Party hereunder for any Claim except to the extent that the aggregate amount of Losses for which all Indemnified Parties are otherwise entitled to indemnification pursuant to this Article 8 exceeds $355,000, whereupon the Indemnified Party shall be entitled to be paid the excess of (i) the aggregate amount of all such Losses over (ii) $355,000, subject to the limitations on the maximum amount of recovery set forth in Section 8.5(b) and
Section 8.5(c).

            (b) The aggregate Losses payable by each Company Stockholder with respect to a particular Claim for indemnification pursuant to Sections 8.1(a) and 8.2 shall not exceed such Company Stockholder's Pro Rata Portion of such Claim. For purposes of the foregoing sentence, "Pro Rata Portion" shall mean the product obtained by multiplying (A) the quotient obtained by dividing the portion of the Closing Amount paid to such Company Stockholder by the aggregate portions of the Closing Amount paid to all Company Stockholders, by (B) the total amount of such Claim (if and/or when such Claim is liquidated or quantified).

            (c) Subject to the provisions of Section 8.5(e) below, the aggregate Losses payable by the Company Stockholders with respect to all Claims for indemnification pursuant to Sections 8.1(a)(i), 8.1(b)(i) and 8.2 hereto shall not exceed $5,000,000. In addition, the Losses for which an Indemnified Party shall be entitled to indemnification shall be (i) net of any tax benefit (after taking into account any offsetting tax burden) actually realized by such Indemnified Party by reason of the facts and circumstances giving rise to such claim for indemnification, and (ii) net of any insurance proceeds actually received by such Indemnified Party in connection with the circumstances giving rise to such claim for indemnification. To the extent Parent collects any insurance proceeds relating to any Claim paid pursuant to this Article 8, Parent shall provide written notice to the Designated Representatives and, if and to the extent that Parent shall have received indemnification under this Article 8 in connection with the circumstances giving rise to the receipt of such insurance proceeds, shall turn over such insurance proceeds to the appropriate Indemnifying Party.

            (d) No Indemnifying Party shall be liable for any Losses pursuant to
Section 8.1(a), Section 8.1(b) or Section 8.2 hereof unless a written claim for indemnification in accordance with Section 8.3 is given by the Indemnified Party to the Indemnifying Party within the applicable survival period specified in
Section 8.5(f) hereof.

            (e) Notwithstanding the foregoing, (A) the limitations set forth in clause (a) of this Section 8.5 shall not apply to Claims arising out of breaches of the representations and warranties set forth in Sections 2.1, 2.2, 2.7, 2.25, 3.1, 3.2 and 3.5, and (B) the limitations set forth in the first sentence of clause (c) of this Section 8.5 shall not apply to Claims arising out of breaches of the representations and warranties set forth in Sections 2.1, 2.2, 2.7, 2.25, 3.1, 3.2 and 3.5 or to Claims arising out of breaches by any Company Stockholder of any covenant or agreement contained in this Agreement;

provided, however, that the aggregate Losses payable by any Company Stockholder with respect to all Claims for indemnification arising out of breaches of the representations and warranties set forth in Sections 2.1, 2.2, 2.7, 2.25, 3.1,
3.2 and 3.5 shall be limited to the amount of consideration actually received by such Company Stockholder pursuant to this Agreement in connection with the Merger.

            (f) The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the Closing, regardless of any investigation made by or on behalf of Parent or the Acquirer, for a period of one (1) year after the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.25, 3.1, 3.2 and 3.5 shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations, (ii) the representations and warranties set forth in Section 2.13 shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations and (iii) claims in respect of any covenants and agreements set forth in this Agreement to be performed after the Closing Date shall survive the Closing and remain in full force and effect until the date that is sixty (60) days after the expiration of the applicable statute of limitations. The indemnity provisions of Section 8.1(a)(iii) shall survive the Closing for a period of 60 days after the date on which the Company or the Surviving Corporation provides notice to the Company Stockholders pursuant to Section 262 of the DGCL; provided that if any Company Stockholder exercises its rights of appraisal pursuant to, and in accordance with, Section 262 of the DGCL (an "Appraisal Claim"), such indemnity provisions shall survive until the settlement or judicial determination of such Appraisal Claim, which judicial determination is final and not subject to further appeal. The indemnity provisions of Section
8.2 shall survive the Closing until the expiration of the statute of limitations applicable to the matter or issue that otherwise would result in a Claim under
Section 8.2 hereof.

            (g) The parties hereto acknowledge and agree that the sole and exclusive remedy of the Parent, the Surviving Corporation or any Indemnified Party in respect of any and all claims relating to, in connection with, or arising out of this Agreement and the transactions contemplated hereby, including any Claims under this Article 8, shall be satisfied solely through the indemnification provisions set forth in this Article 8, other than in the case of fraud or deliberate misconduct.

                                   ARTICLE 9

                                   DEFINITIONS

      SECTION 9.1 GLOSSARY OF DEFINED TERMS. The definitions of the following terms may be found in the Section references set forth opposite each such term:

         Defined Terms                                                       Section
         -------------                                                       -------
         Acquirer.........................................................   Preamble
         Agreement........................................................   Preamble
         Audited Financial Statements.....................................   Section 2.8
         Balance Sheet....................................................   Section 2.8

         Defined Terms                                                       Section
         -------------                                                       -------
         Claim............................................................   Section 8.2(a)
         Closing..........................................................   Section 1.1
         Closing Date.....................................................   Section 1.2(k)
         Common Per Share Closing Amount..................................   Preamble
         Company..........................................................   Preamble
         Company Common Stock.............................................   Recitals
         Company Employees................................................   Section 5.5
         Company Options..................................................   Recitals
         Company Optionholder.............................................   Section 1.2(l)
         Company Preferred Stock..........................................   Recitals
         CPR..............................................................   Section 5.6
         Deal Expenses....................................................   Definition of Net
                                                                             Book Value
         Dissenting Shares................................................   Section 1.4
         DGCL.............................................................   Section 1.2(c)
         D&O Claim........................................................   Section 5.4(a)
         D&O Indemnified Parties..........................................   Section 5.4(a)
         D&O Proceeding...................................................   Section 5.4(a)
         Effective Date...................................................   Section 1.1
         Effective Time...................................................   Section 1.1
         Eligible Company Options.........................................   Section 1.2(l)
         Environmental Laws...............................................   Section 2.21
         ERISA............................................................   Section 2.16(a)
         ERISA Plan.......................................................   Section 2.16(a)
         Financial Statements.............................................   Section 2.8
         Hazardous Substance..............................................   Section 2.21
         Indemnified Party................................................   Section 8.1(a)
         Indemnifying Party...............................................   Section 8.2
         Leases...........................................................   Section 2.10(d)
         Losses...........................................................   Section 8.1(a)
         Merger...........................................................   Recitals
         Non-ERISA Plan...................................................   Section 2.16(a)
         Parent...........................................................   Preamble
         Pro Rata Portion.................................................   Section 8.4(b)
         Required Documentation...........................................   Section 1.3(a)
         Stock Incentive Plan.............................................   Preamble
         Stockholder Notice...............................................   Section 5.3
         Designated Representatives.......................................   Section 1.8(a)
         Surviving Corporation............................................   Section 1.2(b)
         Third Party Claim................................................   Section 8.2(b)
         Unaudited Financial Statements...................................   Section 2.8
         Unvested Company Options.........................................   Section 5.5

      SECTION 9.2 DEFINED TERMS. As used herein the following terms not otherwise defined have the following respective meanings:

      "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition and in Section 5.8 the term "control" (including the terms "controlled by" and "under common control with") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

      "Business" means the business of acting as agent for education credit companies to distribute their products through direct marketing to members of professional organizations, alumni associations, students and graduates of schools and universities under affinity agreements; and/or as a marketing agent for companies that seek to market to college students via campus newspapers, or provider of online publishing services for elementary, secondary, post-secondary, graduate, post graduate, or continuing education schools or universities.

      "Certificate of Merger" means a customary form of certificate to effect a merger of the Acquirer and the Company in substantially the form of Exhibit F attached hereto.

      "Certificates" means the original stock certificates which, immediately prior to the Effective Time, represented shares of Company Stock, or the right to receive shares of Company Stock, other than Dissenting Shares.

      "Closing Amount" means an aggregate amount of cash equal to $35,500,000.00.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company Optionholder" means the holder of any outstanding Eligible Company Options at the Effective Time.

      "Company Stock" means, collectively, Company Common Stock and Company Preferred Stock.

      "Company Stockholder" means any holder of record of shares of Company Stock outstanding immediately prior to the Effective Time; provided, however, that the term "Company Stockholder" shall not include any holder of Dissenting Shares.

      "ELG Option" means the Non-Qualified Stock Option to purchase 100,000 shares of common stock of Education Lending Group, Inc. pursuant to a Non-Qualified Stock Option Award Agreement dated July 24, 2002, which was amended by a first amendment dated March 12, 2004.

      "Encumbrance" means any title defect or objection, lien, pledge, mortgage, deed of trust, security interest, claim (whether or not made, known or contingent), judgment, lease, license, charge, pledge, option, escrow, right of first refusal or offer, preemptive right, conditional sale or other title retention agreement, easement, encroachment or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever, in each case other than Permitted Encumbrances.

      "Escrow Agent" means JPMorgan Chase Bank.

      "Escrow Agreement" means that certain agreement, dated as of the date hereof, among the Parent, the Designated Representatives on behalf of the Company Stockholders, and the Escrow Agent.

      "Escrow Amount" means an aggregate amount of cash equal to $7,000,000, which amount shall be reduced to (i) $5,000,000 upon the earlier of (A) payment of the amounts required to be paid pursuant to Sections 1.4(c), 1.4(e) and 1.4(f) hereof and (B) any determination pursuant to Section 1.4 hereof that payment of any and all of the amounts referred to in the foregoing clause (A) is not required, and (ii) $0.00 on April 21, 2005.

      "GAAP" means United States generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the applicable fiscal year.

      "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, Federal, state, local, transnational or foreign.

      "Indebtedness" means, as applied to any Person, at any particular time, without duplication, (a) indebtedness of such Person for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) indebtedness of such Person evidenced by any note, bond, debenture or other debt security, (c) indebtedness of such Person for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more 30 days past due), (d) contingent reimbursement obligations of such Person with respect to letters of credit, (e) indebtedness guaranteed in any manner by such Person (including guarantees in form of an agreement to repurchase or reimburse), (f) obligations under capitalized leases with respect to which such Person is liable as obligor or guarantor, (g) any indebtedness secured by an Encumbrance on such Person's assets, and (h) liabilities under any interest rate swap agreement, currency or other hedge agreement, derivative instrument, or other similar agreement designed to protect the Company against fluctuations in interest rates.

      "Knowledge" or "Knowledge of Company" (including all correlative terms such as known, knows, etc.) means, with respect to any particular matter, the actual knowledge of Craig Carroll and John Fees after reasonable inquiry.

      "Major Company Stockholder(s)" means, individually or collectively as the context may require, Craig Carroll, John Fees and The Venture Capital Fund of New England IV, LP.

      "Material Adverse Effect" means, with respect to any Person, any development, circumstance, effect or change that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, prospects, operations, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, it being understood that general industry, economic, regulatory or political trends, developments or changes that do not disproportionately affect the Company or its Subsidiaries compared with other Persons also so involved in such industry or, the economy, generally, shall not be deemed to constitute or result in a Material Adverse Effect for purposes of this Agreement.

      "Net Book Value" means the amount of total assets of the Company and its Subsidiaries set forth in the Final Closing Date Balance Sheet minus the amount of total liabilities of the Company and its Subsidiaries set forth in the Final Closing Date Balance Sheet, provided that for purposes of such calculation the amount of total assets and total liabilities of the Company and its Subsidiaries shall be appropriately adjusted so as to (1) increase total assets by the amount of any expenses of the Company or its Subsidiaries incurred in connection with this Agreement or the transactions contemplated hereby (collectively, "Deal Expenses") that were actually paid by the Company on or prior to the Closing Date and (2) decrease total liabilities by the amount of any Deal Expenses incurred by the Company or its Subsidiaries on or prior to the Closing Date that were not actually paid for by the Company on or prior to the Closing Date; provided, however, that the aggregate amount of Deal Expenses for which the adjustments described above shall be implemented shall not exceed $400,000. "Net Book Value" shall be calculated without giving effect to (i) any income Tax assets or liabilities and (ii) any accrued expenses or liabilities relating to, or arising from, the acceleration, exercise and/or cashing-out of any Company Option and/or the payment of the applicable Option Closing Amount to each Company Optionholder in connection with the transactions contemplated under this Agreement (including, without limitation, any and all Taxes (and any and all Tax assets and/or liabilities) relating to, or arising from, such acceleration, exercise and/or cashing out). For purposes of calculating "Net Book Value", the carrying value of the ELG Option shall be determined by marking the value of the vested option shares subject to the ELG Option to the average of the daily closing sale prices of shares of Education Lending Group, Inc. on the National Association of Securities Dealers Automated Quotation System for the period from April 11, 2004 through and including May 1, 2004 (less their strike price).

      "Option Closing Amount" means, with respect to each Company Optionholder, the aggregate dollar amount set forth opposite to such Company Optionholder's name on Exhibit G attached hereto, which amount shall be equal to (A) the product obtained by multiplying the Common Per Share Closing Amount by the aggregate number of shares of Company Common Stock subject to all Eligible Company Options held by such Company Optionholder immediately prior to the Effective Time, less (B) the aggregate exercise prices of all Eligible Company Options held by such Company Optionholder immediately prior to the Effective Time. Payment of the Option Closing Amount shall be subject to withholding pursuant to, and in accordance with, the provisions of Section 1.3(d) hereof.

      "Paying Agent" means a third party retained at the expense of the Parent to administer the procedures set forth in Section 1.3, on behalf of the Parent, for the purpose of making payments to the Company Stockholders after the Closing.

      "Permitted Encumbrances" means (a) Encumbrances that arise out of taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) workmen's, repairmen's or other similar Encumbrances arising or incurred by the operation of law and in the ordinary course of business in respect of obligations which are not overdue, (c) minor title defects, recorded easements or Encumbrances affecting real or personal property, which defects, easements or Encumbrances do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the real or personal property to which they relate, assuming that the property is used on substantially the same basis as such property is currently being used by the Company or (d) Encumbrances listed in Schedule 2.10(a) (other than those noted as being discharged prior to Closing).

      "Person" means any corporation, association, partnership, limited liability company, organization, business, individual, government or political subdivision thereof or governmental agency.

      "Proprietary Rights" means all patents, patent disclosures, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor, and all good will associated therewith, copyrights, copyright registrations and applications, mask works, trade names, corporate names, trade dress, technology, inventions, computer software, data and documentation (including electronic media), specifications, product drawings, training materials (including films, brochures and printed materials), catalogs and other advertising and promotional materials, trade secrets, know-how, confidential information, financial business and marketing plans, customer and supplier lists, and all other intellectual property and proprietary information or rights necessary for the operation of the business of the Company as is presently conducted.

      "Subsidiary(ies)" means, with respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

      "Taxes" means any and all federal, state, county, provincial, local, foreign and other taxes, charges, fees, levies or other assessments, including without limitation all net income, gross income, gross receipts, premium, estimated, sales, use, ad valorem, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, customs, duties, imposts and guaranty fund assessments, together with any interest, additions to tax or interest, and penalties with respect thereto imposed by any Tax authority.

      "Tax Return" means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

      "Working Capital" means the amount of current assets of the Company and its Subsidiaries set forth in the Final Closing Date Balance Sheet minus the amount of current liabilities of the Company and its Subsidiaries set forth in the Final Closing Date Balance Sheet, provided that for purposes of such calculation the amount of current assets and current liabilities of the Company and its Subsidiaries shall be appropriately adjusted so as to (1) increase current assets by the amount of Deal Expenses that were actually paid by the Company on or prior to the Closing Date and (2) decrease current liabilities by the amount of any Deal Expenses incurred by the Company or its Subsidiaries on or prior to the Closing Date that were not actually paid for by the Company on or prior to the Closing Date; provided, however, that the aggregate amount of Deal Expenses for which the adjustments described above shall be implemented shall not exceed $400,000. "Working Capital" shall be calculated without giving effect to (i) any income Tax assets or liabilities and (ii) any accrued expenses or liabilities relating to, or arising from, the acceleration, exercise and/or cashing-out of any Company Option and/or the payment of the applicable Option Closing Amount to each Company Optionholder in connection with the transactions contemplated under this Agreement (including, without limitation, any and all Taxes (and any and all Tax assets and/or liabilities) relating to, or arising from, such acceleration, exercise and/or cashing out). For purposes of calculating "Working Capital", the carrying value of the ELG Option shall be determined by marking the value of the vested option shares subject to the ELG Option to the average of the daily closing sale prices of shares of Education Lending Group, Inc. on the National Association of Securities Dealers Automated Quotation System for the period from April 11, 2004 through and including May 1, 2004 (less their strike price). All references to "$" or "dollars" are to United States currency.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

      SECTION 10.1 AMENDMENTS. This Agreement may be amended only pursuant to an agreement in writing between the Parent, on the one hand, and the Major Company Stockholders and the Designated Representatives, on the other hand, provided that such written agreement states that it is an amendment of this Agreement.

      SECTION 10.2 EXPENSES. All expenses incurred by any party hereto shall be borne by the party incurring the same. In the event of any dispute among the parties hereto, the prevailing party shall be entitled to recover all reasonable legal fees and expenses incurred in connection with such dispute from the non-prevailing party.

      SECTION 10.3 NOTICES. Any notice expressly provided for under this Agreement shall be in writing, and shall be deemed to have been duly given if
(a) delivered personally (effective upon delivery), (b) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five days after dispatch), (c) sent via a reputable, established courier service that guarantees next business day delivery (effective the next business day after delivery to such courier) or (d) sent via telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon the transmission of the telecopy in complete, readable form) addressed as set forth below. Any party and any representative designated below may, by notice to the others, change its address for receiving such notices.

                  Address for notices to Parent and Acquirer:

                           Collegiate Funding Services, LLC
                           100 Riverside Parkway, Suite 125
                           Fredericksburg, VA  22406
                           Attention:  J. Barry Morrow, Chief Executive Officer
                           Facsimile:  (540) 374-2021

                  with a copies to:

                           Collegiate Funding Services, LLC
                           100 Riverside Parkway, Suite 125
                           Fredericksburg, VA  22406
                           Attention:  Charles L. Terribile, General Counsel
                           Facsimile:  (540) 368-5959

                           Simpson Thacher & Bartlett LLP
                           425 Lexington Avenue
                           New York, NY  10017
                           Attention:  Caroline B. Gottschalk, Esq.
                           Facsimile:  (212) 455-2502

                           Lightyear Capital, LLC
                           51 West 52nd Street, 23rd Floor
                           New York, NY 10019
                           Attention:
                           Facsimile:

                  Address for notices to Company Stockholders, Company Optionholders and/or the Designated Representatives:

                           Mr. Craig Carroll
                           Post Office Box 961
                           Double Bay NSW 1360
                           Australia
                           Facsimile:  (617) 249-1773

                           Mr. Carl Novotny
                           Venture Capital Fund of New England
                           30 Washington Street
                           Wellesley Hills, MA  02481
                           Facsimile:  (781) 237-6578

                           Mr. Gordon Penman
                           Brown Rudnick Berlack Israels LLP
                           One Financial Center
                           Boston, MA  02111
                           Facsimile:  (617) 856-8201

                  with copies to:

                           Bingham McCutchen LLP
                           150 Federal Street
                           Boston, Massachusetts  02110
                           Attention:  Julio E. Vega, Esq.
                           Facsimile:  (617) 951-8736

      SECTION 10.4 ASSIGNMENT AND BENEFITS OF AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, but may not be assigned by any of the foregoing without the written consent of the others. Except as aforesaid and except for provisions set forth in this Agreement which purport to grant rights to Persons who are not parties hereto, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their successors and assigns, any rights under or by reason of this Agreement.

      SECTION 10.5 ENTIRE AGREEMENT. This Agreement, including all Exhibits, Schedules and Recitals hereto, contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and thereof.

      SECTION 10.6 DISCLOSURE IN SCHEDULES. For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Schedule hereto in such a way as to make its relevance to the information called for by another Section of, or Schedule to, this Agreement readily apparent, such matter shall be deemed to have been disclosed in response to such other Section and/or Schedule, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that the Company hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Sections and Schedules.

      SECTION 10.7 SEVERABILITY. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

      SECTION 10.8 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the internal laws (not including the choice-of-law rules) of the State of New York.

      SECTION 10.9 JURISDICTION AND VENUE. The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in a New York state or federal court sitting in the Borough of Manhattan, New York, United States of America. Each party hereto waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY, THE COMPANY STOCKHOLDERS, THE COMPANY OPTIONHOLDERS, THE PARENT, THE ACQUIRER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

      SECTION 10.10 SECTION HEADINGS; SINGULAR AND PLURAL, ETC. All enumerated subdivisions of this Agreement are herein referred to as "Section" or "Subsection." The headings of Sections or Subsections are for reference only and shall not limit or control the meaning thereof. Whenever a singular number is used herein where required by context, the same shall include the plural, and the neutral gender shall include the masculine and feminine genders. Whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation."

      SECTION 10.11 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Each of the parties hereto represents to the other party hereto that it has discussed this Agreement with its counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.


      SECTION 10.12 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

      SECTION 10.13 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek specific performance on the terms hereof, in addition to any other remedy at law or equity.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Merger Agreement as an instrument under seal as of the date and year first above written.

                                            MEMBERS CONNECT INC.


                                            By    /s/ John Fees
                                                 -------------------------------
                                                 Name:  John Fees
                                                 Title:  Chief Executive Officer



                                            COLLEGIATE FUNDING SERVICES, LLC


                                            By    /s/ J. Barry Morrow
                                                 -------------------------------
                                                 Name: J. Barry Morrow
                                                 Title: President and Chief
                                                        Executive Officer



                                            AFFINITY ACQUISITION CORP.


                                            By    /s/ J. Barry Morrow
                                                 -------------------------------
                                                 Name: J. Barry Morrow
                                                 Title: President






                                                       /s/ Craig Carroll
                                            ------------------------------------
                                                       CRAIG CARROLL




                                                         /s/ John Fees
                                            ------------------------------------
                                                         JOHN FEES


                                            THE VENTURE CAPITAL FUND OF NEW
                                            ENGLAND IV, LP

                                            By:  VCFNE IV Partners, LLC, its
                                                 General Partner



                                            By:   /s/ Gordon R. Penman
                                                 -------------------------------
                                            Name: Gordon R. Penman
                                            Title: Managing Director




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